                                 SCHEDULE 14A
                                (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to section 14(a) of the securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Pennwood Banorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:
             Common Stock, $0.01 par value per share.

         (2) Aggregate number of securities to which transaction applies:
             636,889

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
             $13.10 per share for all of the outstanding shares of common stock (555,539 shares) and $13.10 less the exercise price for each share underlying options to purchase the Registrant's common stock to the extent options remain outstanding at the time of consummation (81,350). In the event the option have been exercised in whole or part, the shares issued upon the exercise thereof are entitled to receive $13.10 per share.

         (4) Proposed maximum aggregate value of transaction: $8,343,245.90

         (5) Total fee paid: $1,668.65

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:
                                    --------------------------------------------

         (2) Form, schedule or registration statement no.:
                                                          ----------------------

         (3) Filing party:
                          ------------------------------------------------------

         (4) Date filed:
                        --------------------------------------------------------

                       [PENNWOOD BANCORP, INC. LETTERHEAD]

                                                            __________ ___, 2000

Dear Fellow Stockholder:

         We cordially invite you to attend a special meeting of the stockholders of Pennwood Bancorp, Inc. The meeting will be held at our main office located at 683 Lincoln Avenue, Pittsburgh, Pennsylvania, on _________, ______ __, 2000 at __:__ _.m., Eastern Time.

         At the special meeting, you will be asked to adopt a merger agreement which provides for us to be merged into Fidelity Bancorp, Inc. Upon completion of the merger, each outstanding share of our common stock (other than shares as to which dissenters' rights have been asserted and perfected and certain shares held by Fidelity or us) will be converted into and represent the right to receive $13.10 in cash without any interest thereon.

         Completion of the merger is subject to certain conditions, including receipt of various regulatory approvals and adoption of the merger agreement by the affirmative vote of a majority of the votes cast by our stockholders entitled to vote on the merger agreement.

         We urge you to read the attached proxy statement carefully. It describes the merger agreement in detail and includes a copy of the merger agreement as Appendix A.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" THE MERGER BECAUSE THE BOARD BELIEVES IT TO BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

         IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE WE HAVE PROVIDED.

         On behalf of the Board, I thank you for your prompt attention to this important matter.

                                        Sincerely,

                                        C. Joseph Touhill
                                        Chairman of the Board

                             Pennwood Bancorp, Inc.
                               683 Lincoln Avenue
                         Pittsburgh, Pennsylvania 15202
                                 (412) 761-1234

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON ______ __, 2000

       NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Pennwood Bancorp, Inc. will be held at Pennwood's main office located at 683 Lincoln Avenue, Pittsburgh, Pennsylvania on ______ __, 2000, commencing at __:__ _.m., Eastern Time.

       A proxy card and a proxy statement for the special meeting are enclosed. The meeting is for the purpose of considering and acting upon:

       1. The adoption of the Agreement and Plan of Merger dated as of February 18, 2000, between Pennwood and Fidelity Bancorp, Inc. In the merger, Fidelity will be the surviving corporation. You will receive $13.10 in cash for each share of Pennwood common stock that you own. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

       2. Such other matters as may properly come before the special meeting or any adjournments or postponements thereof. We are not aware of any other business to come before the special meeting.

       Our stockholders of record at the close of business on April 7, 2000 are the stockholders entitled to vote at the meeting and any adjournments or postponements thereof.

       YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. The proxy card will not be used if you attend and vote at the special meeting in person. If you are a stockholder whose shares are not registered in your name, you will need additional documentation from the holder of record of your shares to vote in person at the meeting. The prompt return of proxies will save us the expense of further requests for proxies.

                                        By Order of the Board of Directors,

                                        Paul S. Pieffer
                                        President and Chief Executive Officer

Pittsburgh, Pennsylvania
__________ __, 2000

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

                                TABLE OF CONTENTS


                                                                                                                 Page
                                                                                                                 ----
Questions and Answers About Voting Procedures for the Special Meeting.......................................      1
Summary.....................................................................................................      2
Selected Consolidated Financial and Other Information of Pennwood...........................................      4
The Special Meeting  .......................................................................................      6
     Place, Time and Date...................................................................................      6
     Matters to Be Considered...............................................................................      6
     Record Date; Vote Required.............................................................................      6
     Beneficial Ownership of Pennwood Common Stock..........................................................      6
     Proxies................................................................................................      7
The Merger..................................................................................................      8
     General................................................................................................      8
     Background of the Merger...............................................................................      8
     Our Reasons for the Merger; Recommendation of Your Board of Directors..................................     10
     The Consideration is Fair According to FinPro, Our Financial Advisor...................................     10
     You Will Receive Cash for Your Shares of Pennwood Common Stock.........................................     15
     Option Holders Will Receive Cash or Options............................................................     16
     Procedure for Surrendering Your Certificates...........................................................     16
     Representations and Warranties Made by Us and Fidelity.................................................     16
     Conditions to the Merger...............................................................................     17
     Conduct of Business Prior to Completion of the Merger..................................................     18
     Approvals Needed to Complete the Merger................................................................     19
     Waiver and Amendment of the Merger Agreement...........................................................     21
     Termination of the Merger Agreement....................................................................     21
     Interests of Directors and Officers in the Merger that are Different from Your Interests...............     22
     You Have Dissenters' Rights of Appraisal...............................................................     23
     Procedure to Exercise Dissenters' Rights...............................................................     25
     Federal Income Tax Consequences of the Merger for Pennwood Stockholders................................     27
     Accounting Treatment of the Merger.....................................................................     27
     Who Pays for What......................................................................................     28
Certain Related Transactions................................................................................     28
     Voting Agreement.......................................................................................     28
     Bank Merger Agreement..................................................................................     28
Beneficial Ownership of Pennwood Common Stock...............................................................     28
Stockholder Proposals.......................................................................................     30
Other Matters...............................................................................................     30

Appendix A -- Agreement and Plan of Merger (excluding the exhibits thereto).................................    A-1
Appendix B -- Opinion of Pennwood's Financial Advisor.......................................................    B-1
Appendix C -- Statutory Dissenters' Rights..................................................................    C-1
Appendix D -- Voting Agreement..............................................................................    D-1


                              QUESTIONS AND ANSWERS
                 ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING



Q:     WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement, indicate on your proxy card how you want your shares to be voted. Then sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q:     WHY IS MY VOTE IMPORTANT?

A: If you do not return your proxy card or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold our special meeting. The merger must be approved by a majority of the votes cast by all stockholders at the special meeting.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q:     WHAT IF I FAIL TO INSTRUCT MY BROKER?

A: If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, that broker non-vote will not be counted toward a quorum at the special meeting. In addition, this will not count as a vote for or against the merger agreement.

Q:     CAN I ATTEND THE MEETING AND VOTE MY SHARES IN PERSON?

A: Yes. All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote at the special meeting.

Q:     CAN I CHANGE MY VOTE?

A: Yes. If you have not voted through your broker, there are three ways you can change your vote after you have sent in your proxy card.

       - First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy.

       - Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

       - Third, you may attend the special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

       If you have instructed a broker to vote your shares, you must follow directions you receive from your broker to change your vote.

Q:     SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:     No. You should not send in your stock certificates at this time.

       Instructions for exchanging Pennwood stock certificates will be sent to you after we complete the merger.

Q:     WHOM SHOULD I CALL WITH QUESTIONS?

A:     You should call Paul S. Pieffer at (412) 761-1234.

                                     SUMMARY

       This summary highlights selected information from this proxy statement. It does not contain all the information that may be important to you. We urge you to read carefully the entire document and the other documents to which we refer, including the merger agreement, to fully understand the merger. Each item in this summary refers to the page where the subject is discussed in more detail.

PENNWOOD STOCKHOLDERS TO RECEIVE $13.10 IN CASH PER SHARE OF PENNWOOD COMMON STOCK (SEE PAGE 15).

       When the merger is complete, each Pennwood stockholder will receive $13.10 in cash for each share of Pennwood common stock held. For example, if you own 50 shares, and do not dissent, you will receive after the merger $655.00.

THE MERGER WILL BE TAXABLE TO PENNWOOD'S STOCKHOLDERS (SEE PAGE 27).

       Pennwood stockholders will recognize income for federal, and possibly state and local tax purposes, on the exchange of their Pennwood shares for cash. You will recognize gain or loss equal to the difference between the amount of cash you receive and your tax basis in the Pennwood common stock. You should determine the actual tax consequences of the merger to you. They will depend on your specific situation and factors not within our control. You should consult your personal tax advisor for a full understanding of the merger's specific tax consequences to you.

PENNWOOD'S BOARD OF DIRECTORS RECOMMENDS STOCKHOLDER APPROVAL (SEE PAGE 10).

       Pennwood's Board of Directors believes that the merger is in the best interests of Pennwood and its stockholders and has unanimously approved the merger. Pennwood's Board recommends that Pennwood stockholders vote "For" adoption of the merger agreement.

OUR FINANCIAL ADVISOR SAYS THE MERGER CONSIDERATION IS FAIR FROM A FINANCIAL POINT OF VIEW TO PENNWOOD'S STOCKHOLDERS (SEE PAGES 10 - 15).

       Our financial advisor, FinPro, Inc., has given us a written opinion dated February 18, 2000 and updated as of __________, 2000 that states the cash consideration to be paid to our stockholders is fair from a financial point of view. A copy of the opinion is attached to this proxy statement as Appendix B. You should read it completely to understand the assumptions made, matters considered and limitations on the review performed by FinPro in issuing its opinion. We have agreed to pay FinPro a fee equal to 2% of the total merger consideration, which is estimated to amount to approximately $159,000.

YOU HAVE APPRAISAL RIGHTS (SEE PAGES 23 - 27).

       Under Pennsylvania law, you have dissenters' appraisal rights with respect to your Pennwood shares. If you do not wish to accept the $13.10 per share merger consideration, you can dissent from the merger and instead choose to have the fair value of your shares judicially determined and paid to you in cash. However, in order to exercise your rights, you must follow specific procedures.

VARIOUS CONDITIONS MUST BE SATISFIED FOR THE MERGER TO OCCUR (SEE PAGE 17).

         As more fully discussed in this proxy statement and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived including: receipt of stockholder and regulatory approvals, the absence of any threatened or pending legal proceeding seeking to stop or prohibit the merger, and the receipt of legal opinions. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

MERGER EXPECTED TO OCCUR IN THE SECOND OR THIRD QUARTER OF 2000 (SEE PAGE 18).

       This merger will only occur after all the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur at the end of the second quarter or in the third quarter of 2000.

FINANCIAL INTERESTS OF PENNWOOD'S OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGES 22 - 23).

       Our directors and executive officers have interests in the merger as individuals in addition to, or different from, their interests as stockholders, such as receiving severance payments, advisory board fees and other benefits.

- Paul S. Pieffer and James W. Kihm, the President and Vice President, respectively, of Pennwood will be entitled to receive lump sum severance payments equal to their salary at Pennwood for calendar year 1999 if they terminate their employment in connection with the completion of the Merger. Such amounts would be $88,500 and $63,500, respectively. In the event that they instead accept employment with Fidelity Bank, PaSB and within one year after completion of the merger they leave Fidelity Bank, PaSB's employ they will be entitled to receive a lump sum severance payment equal to their then current salary for the period remaining between their termination date and one year after completion of the merger.

- Each non-employee member of Pennwood's board will be appointed to a Fidelity advisory board for at least a two-year period, receiving fees equal to their annual retainer in calendar 1999 from Pennwood ($9,000 per year except for the chairman who will receive $11,400).

- All unvested stock options and restricted stock awards will accelerate and fully vest as of the completion of the merger. The Pennwood options can be exchanged either for cash equal to the difference between the merger consideration and the option exercise price or be converted into options to receive Fidelity common stock. The cash out value of such options, assuming no options are exercised before the merger is completed and all holders choose to cash out their options, is approximately $263,095. The value of the restricted stock awards that will vest as a result of the merger is approximately $217,434.

- Fidelity has agreed to indemnify Pennwood's officers and directors for events that occurred before the merger for a period of six years after the merger.

       Our Board of Directors was aware of these interests and considered them in its decision to approve the merger agreement.

              SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION
                                   OF PENNWOOD

       The following tables set forth selected historical consolidated financial and other data of Pennwood at the dates and for the periods shown. The historical consolidated financial data for the six months ended December 31, 1999 and 1998 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made. Operating results for the six months ended December 31, 1999 are not necessarily indicative of the results that may be expected for any interim period or the entire year ended June 30, 2000. The financial information for the five years ended June 30, 1999 of Pennwood is based on, and qualified in its entirety by, the consolidated financial statements of Pennwood, including the notes thereto, which have been filed previously with the SEC.

                                             December 31,                             June 30,
                                                          ---------------------------------------------------------------------
                                                 1999          1999         1998         1997             1996        1995
                                            -----------    -----------   -----------  -----------     -----------   -----------
SELECTED FINANCIAL CONDITION DATA:                                  (Dollars in thousands)
     Total assets .......................       $57,378       $51,696       $46,080       $49,981       $46,900       $42,634
     Cash and cash equivalents(1) .......         3,306         2,721         2,553         1,804        10,106        10,624
     Investment securities(2):
         Available for sale .............         3,702         3,515         7,752        18,224        10,266         1,313
         Held to maturity ...............           205           207           210           712         2,984         4,634
     Loans receivable, net ..............        46,250        42,715        33,625        26,980        21,168        23,845
     Deposits ...........................        34,442        35,529        35,754        35,819        37,333        37,819
     Borrowed funds .....................        15,373         8,394         1,432         4,464            --            --
     Deposit of stock subscription rights            --            --            --            --         4,569            --
     Stockholders' equity ...............         6,453         6,607         7,961         8,726         4,076         3,862
     Full service offices ...............             3             3             3             3             3             3



                                                                Six Months Ended
                                                                   December 31,             Year Ended June 30,
                                                              ------------------   -----------------------------------------------
                                                                1999       1998      1999     1998       1997      1996      1995
                                                              -------    -------   -------   -------   -------   -------   -------
SELECTED OPERATING DATA:                                                      (In thousands, except per share data)
     Total interest income .................................  $ 2,025    $ 1,977   $ 3,930   $ 3,745   $ 3,711   $ 3,378   $ 3,146
     Total interest expense ................................    1,077        952     1,899     1,774     1,680     1,717     1,570
                                                              -------    -------   -------   -------   -------   -------   -------
         Net interest income ...............................      948      1,025     2,031     1,971     2,031     1,661     1,576
     Provision for loan losses .............................      144         20        70       312        29       105       385
                                                              -------    -------   -------   -------   -------   -------   -------
     Net interest income after provision for loan losses ...      804      1,005     1,961     1,659     2,002     1,556     1,191
     Other income ..........................................       88         98       176       204       107       104       190
     Other expenses ........................................      901        794     1,657     1,416     1,653     1,201     1,215
                                                              -------    -------   -------   -------   -------   -------   -------
     Income (loss) before income taxes .....................       (9)       309       480       447       456       459       166
     Provision for (benefit from)
         income taxes.......................................       (6)       114       207       168       129       162        51
                                                              -------    -------   -------   -------   -------   -------   -------
         Net income (loss) .................................  $    (3)   $   195   $   273   $   279   $   327   $   297   $   115
                                                              =======    =======   =======   =======   =======   =======   =======


     Basic earnings (loss) per share .......................  $ (0.01)   $  0.33   $  0.48   $  0.42   $  0.45       N/A       N/A
     Diluted earnings (loss) per share .....................  $ (0.01)   $  0.33   $  0.48   $  0.41   $  0.45       N/A       N/A




                                                   (Footnotes on following page)

                                                                    At or For the Six Months
                                                                       Ended December 31,(4)    At or For the Year Ended June 30,
                                                                       ----------------   ------------------------------------------
                                                                         1999     1998     1999     1998    1997      1996     1995
                                                                       -------  -------   ------   ------  -------   ------   ------
SELECTED OPERATING RATIOS(3):

PERFORMANCE RATIOS:
  Return on assets .................................................   (0.01)%    0.79%    0.55%    0.59%    0.69%    0.70%    0.28%
  Return on average equity .........................................   (0.09)     5.11     3.73     3.26     3.54     7.34     2.99
  Equity to assets at end of period ................................   11.25     14.39    12.78    17.28    17.46     8.69     9.06
  Interest rate spread(5) ..........................................    3.37      3.79     3.77     3.68     3.79     3.88     3.84
  Net interest margin(5) ...........................................    3.74      4.37     4.30     4.42     4.56     4.17     4.06
  Average interest-earning assets to average interest-bearing
      liabilities ..................................................  108.68    118.17   113.08   118.44   120.52   106.94   105.50
  Net interest income after provision for loan losses to total other
      expenses .....................................................   89.23    126.57   118.35   117.16   121.11   129.55    98.02
  Total other expenses to average total assets .....................    3.31      3.20     3.31     3.00     3.50     2.82     2.93

ASSET QUALITY RATIOS:
  Non-performing loans to total loans at end of period(6) ..........    0.84      1.23     0.93     1.94     1.68     2.39     5.31
  Non-performing assets to total assets at end of period(6) ........    0.83      1.13     0.93     1.44     0.98     1.43     3.50
  Allowance for loan losses to total loans at end of period ........    0.72      0.78     0.72     1.17     1.05     1.59     2.23
  Allowance for loan losses to total non-performing loans, at end of
      period(5) ....................................................   86.34     63.31    78.03    60.24    62.11    66.60    41.98

CAPITAL RATIOS OF PENNWOOD
     SAVINGS BANK:

  Tier 1 risk-based capital ratio ..................................   18.70     24.76    19.83    30.89    34.59    16.76    15.78
  Total risk-based capital ratio ...................................   19.65     23.74    20.77    32.15    35.72    18.31    17.03
  Tier 1 leverage capital ratio ....................................   11.61     14.79    12.69    17.89    19.19     9.32     9.32

-----------------------------------------------------------------


(1) Consists of cash, interest-bearing deposits (including certificates of deposit money), market investments and federal funds sold.

(2) Investment securities consists of U.S. Government and agency obligations, corporate obligations, municipal obligations and mortgage-backed securities.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

(4)    Annualized where appropriate.

(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(6) Non-performing loans consist of non-accrual loans and accruing loans that are contractually past due 90 days or more. Non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

                               THE SPECIAL MEETING

PLACE, TIME AND DATE

       The special meeting is scheduled to be held at 10:00 a.m., Eastern Time, on ______ __, 2000, at our main office located at 683 Lincoln Avenue, Pittsburgh, Pennsylvania.

MATTERS TO BE CONSIDERED

       At the special meeting, you will be asked to approve a proposal to adopt the merger agreement. You also may consider and vote upon such other matters as are properly brought before the special meeting. As of ____________ ___, 2000, we do not know of any business that will be presented for consideration at the special meeting other than the adoption of the merger agreement.

RECORD DATE; VOTE REQUIRED

       Only our stockholders of record at the close of business on April 7, 2000 are entitled to notice of and to vote at the special meeting. As of April 7, 2000, there were 555,539 shares of our common stock outstanding and entitled to vote at the special meeting.

       Each outstanding share of our common stock will be entitled to cast one vote per share at the special meeting. You may vote in person or by submitting a properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions will be treated as shares present at the special meeting for purposes of determining the presence of a quorum. Broker non-votes will not. A broker non-vote is an unvoted proxy submitted by a broker. Under the rules of the New York Stock Exchange, brokers or members who hold shares in street name for customers who are the beneficial owners of such shares cannot give a proxy to vote those shares with respect to the merger agreement unless they have received specific instructions from their customers.

       The affirmative vote of the holders of at least a majority of the votes cast by all of our stockholders entitled to vote at the special meeting is required for adoption of the merger agreement. As a result, abstentions and broker non-votes will have no effect on the outcome of the vote on the adoption of the merger agreement.

       Approval of the merger agreement by our stockholders is one of the conditions that must be satisfied to complete the merger. See "The Merger - Conditions to the Merger."

BENEFICIAL OWNERSHIP OF PENNWOOD COMMON STOCK

       As of April 7, 2000, our directors and executive officers and their affiliates beneficially owned in the aggregate 108,428 shares (excluding stock options) of our common stock, or 19.5% of our outstanding shares of common stock entitled to vote at the special meeting. Our directors have each agreed to vote their shares in favor of the merger agreement.

PROXIES

       Shares of our common stock represented by properly executed proxies received prior to or at the special meeting will, unless they have been revoked, be voted at the special meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the adoption of the merger agreement.

       You should complete and return the proxy card accompanying this proxy statement to ensure that your vote is counted at the special meeting, regardless of whether you plan to attend the special meeting. You can revoke your proxy at any time before the vote is taken at the special meeting by:

       - submitting written notice of revocation to the Secretary of Pennwood,

       -      submitting a properly executed proxy of a later date, or

       - voting in person at the special meeting, but simply attending the special meeting without voting will not revoke an earlier proxy.

       Written notice of revocation and other communications about revoking your proxy should be addressed to:

                Pennwood Bancorp, Inc.
                683 Lincoln Avenue
                Pittsburgh, Pennsylvania 15202
                Attention:        James W. Kihm
                                  Secretary

       If any other matters are properly presented at the special meeting for consideration, the proxy holders will have discretion to vote on such matters in accordance with their best judgment. As of _____ ___, 2000, we know of no such other matters.

       In addition to solicitation by mail, our directors, officers and employees, who will not receive additional compensation for such services, may solicit proxies from our stockholders, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. We will bear our own expenses in connection with the solicitation of proxies for the special meeting.

       YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

       YOU SHOULD NOT FORWARD STOCK CERTIFICATES WITH YOUR PROXY CARDS.

                                   THE MERGER

       The information in this proxy statement concerning the terms of the merger is qualified in its entirety by reference to the full text of the merger agreement, which is attached hereto as Appendix A and incorporated by reference herein. All stockholders are urged to read the merger agreement in its entirety as well as the opinion of our financial advisor and the voting agreement attached as Appendices B and D.

GENERAL

       As soon as possible after the conditions to consummation of the merger described below have been satisfied or waived, and unless the merger agreement has been terminated as discussed below, Pennwood and Fidelity will merge in accordance with Pennsylvania law. Under the terms of the merger agreement, an interim subsidiary of Fidelity will first be merged with and into us, with Pennwood surviving as a subsidiary of Fidelity. Immediately following the merger, we will then be merged with and into Fidelity, with Fidelity being the surviving entity and continuing under its current name. Immediately after the merger is completed, Pennwood Savings Bank will merge with and into Fidelity Bank, PaSB with Fidelity Bank, PaSB being the survivor.

       Upon completion of the merger, our stockholders will be entitled to receive $13.10 in cash in consideration for each of their shares of Pennwood common stock held and shall cease to be stockholders of Pennwood. As a result of the merger, our separate existence and corporate organization shall cease. The members of the Board of Directors of Fidelity shall be the members of the Board of Directors of Fidelity after the merger.

       Fidelity is a Pennsylvania corporation and bank holding company that provides a wide range of retail and commercial financial products and services to customers in the Pittsburgh metropolitan area through its wholly-owned subsidiary, Fidelity Bank, PaSB. Fidelity's other subsidiary, FB Capital Trust, was created in May 1997 solely to facilitate the issuance of preferred securities and the sale of Fidelity's junior subordinated debentures.

       Fidelity Bank, PaSB is a Pennsylvania-chartered stock savings bank which is headquartered in Pittsburgh, Pennsylvania. Deposits in Fidelity Bank, PaSB are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. Fidelity Bank, PaSB, incorporated in 1927, conducts business from nine full-service offices located in Allegheny and Butler counties, two of five Pennsylvania counties which comprise the metropolitan and suburban areas of greater Pittsburgh. The executive offices of Fidelity and Fidelity Bank, PaSB are located at 1009 Perry Highway, Pittsburgh, Pennsylvania 15237, and their telephone number is (412) 367-3300.

       At December 31, 1999, Fidelity had total assets of $497.5 million, total deposits of $273.0 million and total stockholders' equity of $24.7 million.

BACKGROUND OF THE MERGER

       Beginning in August 1999, we retained FinPro, Inc. to assist us with the initiation of a strategic planning process designed to enhance stockholder value. During the period from August 1999 through November 1999, a number of strategic alternatives were modeled, analyzed and compared against a set of criteria designed to enhance our value. Senior management, the Board and FinPro discussed and evaluated the alternatives and measured them against our potential sale value. Based upon this process, combined with increased competition, declining net interest spreads, limited profitability, lack of asset generation capability and equity market volatility, the most effective means of increasing stockholder value was deemed to be the sale of Pennwood and Pennwood Savings Bank. In order to make the process manageable, to minimize the impact of the process on the day-to-day operations of Pennwood and to maintain control of the process, we decided to contact potential merger partners on a select and confidential basis. The Board of Directors authorized FinPro to prepare a confidential offering memorandum and to proactively approach potential bidders.

       A list of potential bidders, all of which were analyzed to ascertain ability to complete an acquisition of us without contingencies, was identified and approached to ascertain interest. A total of seven institutions were approached. These institutions varied in size and structure from small community banks, to mutual savings institutions, to large mutual holding companies. Confidentiality agreements, process letters and offering memorandums were issued to interested parties. An original deadline for indications of interest was set for January 7, 2000. FinPro reviewed the expressions of interest and ranked them according to the benefits offered to our stockholders. When ranking the bids, FinPro considered among other things the overall price per share, the ability of the bidder to complete the merger without contingencies and, for those bids contemplating using stock as part of the consideration to be paid to our stockholders, the value and liquidity of the stock of those parties. The bids were presented to the Board of Directors on January 10, 2000. As a result, we allowed Fidelity to conduct due diligence since it was the highest bidder.

       Due diligence was completed during the week ending January 14, 2000. Based on its findings resulting from due diligence, however, Fidelity withdrew its indication of interest citing, among other things, concern with respect to the level of allowance for loan losses and the lower than expected fourth calendar quarter earnings.

       As a result of the withdrawal of the indication of interest by Fidelity, we asked FinPro to resolicit indications of interest. In addition, we directed FinPro to update the confidential offering memorandum by including financial information through December 31, 1999. This updated information showed a net loss of $3,000 for the six months ended December 31, 1999 primarily due to a significant increase in Pennwood's loan loss provision for the period coupled with a significant increase in non-interest expenses. As part of this process, all seven original potential bidders were invited to submit new bids along with five new additional institutions. The bids were requested to be submitted by February 8, 2000.

       Based on the updated information, two complete bids were received. Additionally, a verbal indication of interest was received for just the Kittaning branch offices. FinPro prepared an analysis on each bid individually and compared each of them in terms of conditions and stockholder value. After review of the FinPro analysis, we authorized FinPro and our counsel to negotiate the merger agreement with Fidelity, the highest bidder from the second round.

       On February 16, 2000, the Board met with FinPro and its legal counsel to discuss the terms of the merger agreement. FinPro provided us with an oral opinion which stated that the merger consideration was fair, from a financial point of view, to our stockholders. The negotiation of the merger agreement was completed and signed on February 18, 2000.

OUR REASONS FOR THE MERGER; RECOMMENDATION OF YOUR BOARD OF DIRECTORS

       Our Board of Directors believes that the terms of the merger agreement, which are the product of arm's length negotiations between representatives of Fidelity and Pennwood, are in the best interests of Pennwood and our stockholders. In the course of reaching its determination, our Board of Directors considered the following factors:

       - the merger consideration to be paid to our stockholders in relation to the market value, book value, earnings per share and dividend rates of our common stock,

       - information concerning our financial condition, results of operations, capital levels, asset quality and prospects,

       -      industry and economic conditions,

       - the impact of the merger on the depositors, employees, customers and communities served by us through expanded commercial, consumer and retail banking products and services,

       - the opinion of our financial advisor as to the fairness of the merger consideration from a financial point of view to the holders of our common stock,

       - the general structure of the transaction and the compatibility of management and business philosophy,

       - the greater resources and product offerings that Fidelity will have after the merger than Pennwood currently has,

       - the likelihood of receiving the requisite regulatory approvals in a timely manner, and

       - the ability of Fidelity after the merger to compete in relevant banking and non-banking markets.

In making its determination, our Board of Directors did not ascribe any relative or specific weights to the factors which it considered.

       Our Board of Directors believes that the merger is in the best interest of Pennwood and our stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

THE CONSIDERATION IS FAIR ACCORDING TO FINPRO, OUR FINANCIAL ADVISOR

       We retained FinPro, a financial consulting firm, on the basis of its experience, to render a written opinion to us and our stockholders as to the fairness, from a financial point of view, of the per share price to be paid for each outstanding share of Pennwood common stock, as set forth in the merger agreement. No limitations were placed on FinPro by us with respect to the investigation made, or procedures followed by FinPro in rendering its opinion.

       FinPro has been in the business of consulting for the banking and thrift industry for eleven years, including the appraisal and valuation of banking and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of and experience with the Western Pennsylvania banking and thrift market and financial organizations operating in that market. FinPro reviewed the negotiated terms of the merger agreement.

       On February 16, 2000, in connection with its consideration of the merger agreement, FinPro issued an oral opinion to the Board of Directors of Pennwood that the proposed acquisition price of $13.10 per share in cash is fair and equitable, from a financial perspective, to Pennwood and its stockholders. The oral opinion was subsequently confirmed in writing. A copy of the updated written opinion is attached as Appendix B to this proxy statement and should be read in its entirety by Pennwood stockholders. FinPro's written opinion does not constitute an endorsement of the merger or a recommendation to any stockholder as to how such stockholder should vote at the special meeting.

       In rendering its opinion, FinPro reviewed certain publicly available information concerning Pennwood and Fidelity, including each party's audited financial statements and annual reports. FinPro considered many factors in making its evaluation. In arriving at its opinion regarding the fairness of the per share price, FinPro reviewed:

       -      the merger agreement;

       - the most recent external auditor's reports to the Board of Directors of Pennwood;

       - the September 30, 1999 consolidated statements of condition and income for each organization;

       -      the interest rate sensitivity analysis of Pennwood;

       - Pennwood's listing of marketable securities showing rate, maturity, and market value as compared to book value;

       -      Pennwood's internal loan classification list;

       -      a listing of other real estate owned by Pennwood;

       -      the budget and long-range operating plan of Pennwood;

       -      the minutes of the Board of Directors meetings of Pennwood;

       -      the most recent Board report of Pennwood; and

       - the listing and description of significant real properties owned by Pennwood.

FinPro conducted limited due diligence on Fidelity in January 2000. The due diligence focused on the ability of Fidelity to meet its obligations as set forth in the merger agreement. FinPro conducted an on-site review of each organization's historical performance and current financial condition and performed a market area analysis.

       In addition, FinPro discussed with the management of Pennwood its operating performance and future prospects, primarily with respect to the current level of Pennwood's earnings and future expected operating results, giving weight to FinPro's assessment of the future of the thrift industry and Pennwood's performance within the industry. FinPro compared the operating results of Pennwood with the operating results of all Pennsylvania thrift institutions and their holding companies.


                                                For the Twelve Months Ended
                                                      December 31, 1999
                                              -----------------------------------
                                                                    Pennsylvania
                                                                   Publicly Traded
                                                                       Thrift
                                                 Pennwood              Median
                                             --------------       ---------------
Return on Average Assets                           0.14%                0.78%
Return on Average Equity                           1.11                 9.15
Asset Growth                                      13.24                11.81
Yield on Interest-Earning Assets                   7.94                 7.06
Cost of Interest-Bearing Liabilities               4.43                 4.43
Net Interest Margin                                3.90                 3.14
Non-interest Income/Average Assets                 0.27                 0.32
Non-interest Expense/Average Assets                3.37                 2.20
Non-performing Loans/Loans                         0.51                 0.43
Loan Loss Reserves/Loans                           0.72                 0.84
Loan Loss Reserves/Non-Performing Loans          141.95               145.28
Efficiency Ratio                                  82.51                62.66
Core Capital/Tangible Assets                      11.25                 7.24


       Source: The SNL DataSource, SNL Securities, Last Twelve Months Data for the period ended December 31, 1999.

       Many variables affect the value of financial institutions, not the least of which is the uncertainty of future events, so that the relative importance of the different valuation variables differs in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the entity's stock and special ownership or management considerations.

       FinPro analyzed the total deal price on a cash equivalent fair market value basis using the standard evaluation techniques (as discussed below) including, but not limited to, comparable sales multiples, net present value of dividends and terminal value, return on investment and price equity index analysis based on certain assumptions of projected growth, earnings and dividends.

       NET ASSET VALUE. Net asset value is the value of the net equity of a thrift institution, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discount to the loan portfolio and changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by FinPro to the net asset value method of valuation.

       MARKET VALUE. Market value is generally defined as the price, established on an "arm's-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the thrift institution being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small thrift with a thin market for its stock is normally determined by comparison to the average price to earnings, price to equity and dividend yield of local or regional publicly-traded thrift institutions, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a thrift is determined by the previous sales of thrifts in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weight than the net asset value and similar emphasis as the investment value as discussed below.

       FinPro maintains substantial files concerning the prices paid for thrift institutions nationwide. The database includes transactions involving Pennsylvania thrift institutions and thrift institutions in the Mid-Atlantic region of the United States over the last five years. The database provides comparable pricing and financial performance data for thrift institutions sold or acquired. Organized by different peer groups, the data present averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Pennwood, FinPro has considered the market approach and has evaluated price to earnings, price to equity and core deposit premium multiples for a defined comparable group. The "Comparable Group" was composed of all thrift institutions with total assets less than $100 million that announced sales between January 1, 1999 and February 16, 2000, that had announced deal values less than $10 million and that were accounted for as a purchase under generally accepted accounting principles.

       SELECT MERGER MULTIPLES. During FinPro's analysis of recent merger multiples in relationship to the proposed transaction, FinPro placed a heavy reliance on the "Comparable Group" multiples. FinPro calculated an "Adjusted Equity Value" of $16.62 per share, a premium of 26.87% to the proposed cash per share price of $13.10 (the "proposed price"), based on Pennwood's December 31, 1999 equity and a median price to book value multiple of 143.01% for the "Comparable Group". By comparison, the price to book value multiple computed using the proposed price is 112.74%. FinPro calculated an "Adjusted Earnings Value" of $3.80 per share, a discount of 70.99% to the proposed price, based on Pennwood's December 31, 1999 last twelve months earnings and a median price earnings multiple of 27.16x for the "Comparable Group". By comparison, the price to earnings multiple computed using the proposed price is 93.57x. In addition, FinPro calculated a "Core Deposit Premium Value" of $15.35 per share, a premium of 17.18% to the proposed price, based on Pennwood's December 31, 1999 tangible equity and deposits and a median tangible book premium to core deposits of 6.02% for the "Comparable Group". By comparison, the core deposit premium multiple computed using the proposed price is 2.52%. Finally, FinPro calculated an "Adjusted Deposit Value" of $12.31 per share, a discount of 6.03% to the proposed price, based on Pennwood's December 31, 1999 equity and a median price to deposits value multiple of 19.86% for the "Comparable Group". By comparison, the price to deposits multiple computed using the proposed price is 21.13%.

       The financial performance characteristics of the selected thrift organizations vary, sometimes substantially, from those of Pennwood. As such, this analysis is not a simple mathematical formula, but rather a series of considerations and judgements regarding the financial performance and value of each of the companies.

       INVESTMENT VALUE. The investment value is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the present value of an enterprise's future earnings or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a thrift to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated. The investment value methods which were analyzed in connection with this transaction were the net present value analysis, and the return on investment analysis, which are discussed below.

       NET PRESENT VALUE OF DIVIDENDS STREAM AND TERMINAL VALUE. The investment of earnings value of any banking institution's stock is an estimate of present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. FinPro calculated a net present value of dividends stream and terminal value through 2010 under a number of iterations. The annual earnings growth rates ranged from 5.00% to 10.00%, with dividend estimates based upon historical levels. The terminal value was approximated using acquisition price to earnings multiples ranging between 20.80x to 39.34x. Discount rates between 10% and 12% were utilized. Based on these assumptions, FinPro's net present value of dividends stream and terminal value per share ranged between $3.80 to $9.23. FinPro's computations were based on an analysis of the thrift industry, the economic and competitive situations currently existing in Pennwood's market area, its current financial condition and its historical levels of growth and earnings.

       RETURN ON INVESTMENT ANALYSIS. Return on investment analysis calculates the ten year return of an equity investment equal to Pennwood's book value at December 31, 1999, (1) assuming a constant return on equity of 4.00%, with a liquidation at 39.33 times (the median price to earnings multiple for the "Comparable Group") Pennwood's projected earnings in the year 2009; and (2) assuming a gradual increasing return on equity from 4.00% to 6.50%, with a liquidation at 39.34 times Pennwood's projected earnings in the year 2009. Both scenarios assumed a 36% tax rate. This analysis provides a benchmark for assessing the validity of the fair market value of a majority block of stock. The return on investment analysis is one approach to valuing a going concern, and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and non-financial factors indirectly affect the return on investment; however, these factors more directly influence the level of return on investment an investor would demand from an investment in a majority block of stock of a specific thrift institution at a certain point in time. The return on investment, assuming a constant return on equity with liquidation at 39.34 times earnings per share in 2009, is 5.48%. The return on investment, assuming a gradual increase in return on equity with liquidation at
39.34 times earnings per share in 2009, is 5.82%.

       PRICE EQUITY INDEX ANALYSIS. Furthermore, a price level indicator, the price equity index, may be used to confirm the validity of the transaction value. The price equity index adjusts the price to equity multiple in order to facilitate a truer price level comparison with comparable thrift institutions, regardless of differing levels of equity capital. The price equity index is derived by multiplying the price-to-equity multiple by the equity-to-assets ratio. The following table sets forth the average price equity indexes for the "Comparable Group" and for Pennwood.

                                                  Price Equity Index
                                                ---------------------
            Pennwood merger                             12.68%
            "Comparable Group" median                    7.59%


       Source: SNL Securities data, FinPro calculations

       Theoretically, an earnings stream may be valued through the use of a net present value analysis. In FinPro's experience with thrift majority block stock valuations, it has determined that a relationship does exist between the net present value of an "average" thrift organization and the transaction value of a majority block of the thrift organization's stock. There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations currently existing in the market area and the expertise of the management of the organization being valued.

       When the net asset value, market value and investment value methods are subjectively weighed, using the appraiser's experience and judgment, it is FinPro's opinion that the proposed merger consideration is fair from a financial perspective to the holders of Pennwood's common stock.

       In rendering its opinion, FinPro did not independently verify the asset quality and financial condition of Pennwood, but instead relied upon the data provided by or on behalf of Pennwood to be true and accurate in all material respects.

       Prior to being retained for this assignment, FinPro had provided professional services and products to Pennwood. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues. FinPro is not affiliated in any way with Pennwood or Fidelity or their respective affiliates.

       FinPro acted as Pennwood's financial advisor in connection with the merger and will receive a fee for its services equal to 2.00% of the aggregate deal value, a significant portion of which is contingent upon consummation of the merger. Such fee is estimated to be approximately $159,000. In addition, FinPro will be reimbursed for reasonable out-of-pocket expenses related to the merger and Pennwood has agreed to indemnify FinPro in connection with any matter related to the merger. A total of $85,000 of the fee has been paid to FinPro as of the date of this document, and the remaining fee will be paid upon completion of the merger.

YOU WILL RECEIVE CASH FOR YOUR SHARES OF PENNWOOD STOCK

       Upon completion of the merger, each outstanding share of our common stock (other than shares as to which dissenters' rights have been asserted and perfected in accordance with Pennsylvania law and other than treasury shares and certain shares held by Fidelity or us) shall be converted into and represent the right to receive $13.10 in cash without any interest thereon, representing the merger consideration. The aggregate amount of the merger consideration to be paid in connection with the merger is expected to be approximately $7.5 million, assuming none of the outstanding Pennwood options are exercised prior to completion of the merger and that none of the Pennwood options convert into options to purchase Fidelity common stock.

OPTION HOLDERS WILL RECEIVE CASH OR OPTIONS

       Each person who has a Pennwood option that has not been exercised before the merger is completed can chose to receive cash in settlement of the option in an amount determined by multiplying the excess of the $13.10 per share merger consideration over the applicable exercise price per share of such option, by the number of shares of our common stock subject to such Pennwood option. In the alternative, a holder of a Pennwood option can choose instead to have his or her option converted into an option to purchase Fidelity common stock on such terms that maintains the holder in the same economic position that he or she had before the merger. If the holder chooses to receive cash, the cash will be paid when the holder of the Pennwood option executes an agreement canceling the Pennwood option in exchange for the cash payment in connection with completion of the merger.

PROCEDURE FOR SURRENDERING YOUR CERTIFICATES

       Within five business days after the completion of the merger, __________________________, acting as the exchange agent of Fidelity, will mail to all holders of record of our common stock a letter of transmittal, together with instructions for the exchange of their common stock certificates for cash. Until exchanged, each certificate representing our common stock outstanding immediately prior to the completion of the merger shall be deemed for all purposes to evidence the right to receive the merger consideration, consisting of cash in the amount of $13.10 per share, into which each such share is to be converted. YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES OF PENNWOOD COMMON STOCK UNTIL YOU RECEIVE FURTHER INSTRUCTIONS. DO NOT RETURN THEM WITH YOUR PROXY CARD.

REPRESENTATIONS AND WARRANTIES MADE BY US AND FIDELITY

       The merger agreement contains representations and warranties of Pennwood and Fidelity which are customary in merger transactions, including, among others, representations and warranties concerning:

       - the organization and capitalization of Pennwood and Fidelity and our respective subsidiaries;

       - the due authorization, execution, delivery and enforceability of the merger agreement;

       - the consents or approvals required, and the lack of conflicts or violations under applicable articles of incorporation, bylaws, instruments and laws, with respect to the transactions contemplated by the merger agreement;

       -      the absence of material adverse changes;

       - the documents filed by the parties with the SEC and other regulatory agencies;

       - the conduct of business in the ordinary course and absence of certain changes; and

       -      the financial statements of the respective parties.

       We also made certain additional representations and warranties, including, among others, regarding environmental matters, the adequacy of insurance coverage, taxes, employee benefit plans, certain contracts, properties, the accuracy of the information in this proxy statement, that our data processing systems are Year 2000 compliant, compliance with laws and the allowance for loan losses and real estate owned maintained by us. Fidelity has also represented that it will have the funds necessary to pay the amounts required of it under the merger agreement. The representations and warranties of Pennwood and Fidelity are qualified by materiality. The representations and warranties of Fidelity and Pennwood will not survive beyond the completion of the merger, and, if the merger agreement is terminated without consummation of the merger, there will be no liability on the part of either Pennwood or Fidelity, except that no party shall be relieved from any liability arising out of a willful breach of any covenant, undertaking, representation or warranty in the merger agreement.

CONDITIONS TO THE MERGER

       The respective obligations of Pennwood and Fidelity to consummate the merger are subject to the satisfaction or waiver of the following conditions specified in the merger agreement:

       -      the receipt of all necessary regulatory approvals,

       - approval of the merger agreement by the requisite vote of our stockholders,

       - the compliance with or satisfaction in all material respects of all representations, warranties, covenants and conditions set forth in the merger agreement,

       - the absence of any order, decree or injunction, or any proceeding initiated by a governmental entity seeking an order, decree or injunction, enjoining or prohibiting consummation of the merger or the other transactions contemplated by the merger agreement,

       -      the receipt of certain certificates,

       - as a condition to Fidelity's obligations, that no more than 15% of the outstanding shares of our common stock shall be subject to dissenters' rights of appraisal with respect to the merger, and

       - as a condition to Fidelity's obligations, that the cost of any corrective action to address any environmental issues which may be discovered with respect to properties we own or have acquired by foreclosure shall not exceed $150,000. Fidelity elected not to obtain any environmental examinations of the properties which we own or have acquired by foreclosure, and thus only those properties which may be acquired after March __, 2000 will be subject to this condition.

       There can be no assurance that the conditions to consummation of the merger will be satisfied or waived. The Merger will become effective when certificates of merger are filed with the Secretary of State of the Commonwealth of Pennsylvania or at such later time as may be agreed to by Fidelity and Pennwood and indicated in the certificate of merger. It is currently anticipated that the effective time of the merger will occur at the end of the second quarter or during the third quarter of 2000.

CONDUCT OF BUSINESS PRIOR TO THE COMPLETION OF THE MERGER

       Under the terms of the merger agreement, we and Pennwood Savings Bank will conduct our businesses and engage in transactions only in the ordinary course and consistent with past practice or to the extent otherwise contemplated under the merger agreement, except with the prior written consent of Fidelity. We also will use our reasonable efforts to:

       - preserve our business organization and that of Pennwood Savings Bank intact,

       - keep available to ourself and Fidelity the present services of our employees and those of Pennwood Savings Bank, and

       - preserve for ourself and Fidelity the goodwill of our customers and those of Pennwood Savings Bank and others with whom business relationships exist.

       We also agreed, among other things, that, except as contemplated by the merger agreement or unless Fidelity provides its consent, we will not, and will cause Pennwood Savings Bank not to,

       - pay any dividends to our stockholders except for one regular quarterly dividend of up to $0.075 per share to be paid after April 1, 2000, and one additional cash dividend of up to $0.075 per share if the merger is not completed before September 1, 2000, provided that this second dividend may only be paid to the extent we have sufficient earnings in the quarter ended June 30, 2000,

       - issue any shares of our capital stock other than pursuant to the exercise of existing Pennwood options, repurchase our common stock or effect any change in our capitalization,

       - amend our articles of incorporation, bylaws or similar organizational documents except as specifically contemplated by the merger agreement,

       - increase the compensation of any of our directors, officers or employees or pay bonuses except for bonuses that in the aggregate do not exceed $25,000 to all employees,

       - enter into, or modify, any employee benefit, incentive or welfare plan or arrangement except for certain amendments to our defined benefit retirement plan and our employee stock ownership plan as provided for in the merger agreement,

       - originate or purchase any loan in excess of $250,000 with respect to one-to four-family properties or $300,000 with respect to commercial properties,

       - enter into any transaction not in the ordinary course of business, any agreement or arrangement relating to the borrowing of money by us except certain borrowings used in the ordinary course of business and consistent with past practice, any agreement or arrangement relating to employment or consultancy or any amendment of such agreements, or any agreement with a labor union,

       - make any change in our accounting methods unless required by generally accepted accounting practices or changes in law or regulation,

       - with certain exceptions, make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate,

       - file applications or enter into any contract with respect to branch locations,

       - acquire equity interests in any other business or entity, other than to realize upon collateral for any defaulted loan,

       - enter into any agreement granting preferential rights to purchase any of our assets,

       - make any material change in our lending or investment policies, except as required by law or regulatory authorities or, in accordance with safe and sound banking practices, as necessitated by changes in interest rates,

       -      enter into certain hedging or similar contracts or arrangements,

       - take any action that would result in a breach of any of our representations and warranties in the merger agreement or that would materially impede or delay the consummation of the merger,

       - materially change the rate of interest paid on our time deposits or certificates of deposit, except in accordance with past practice or to reflect changes in market interest rates, or

       -      agree to do any of the aforementioned actions.

       In addition, we have agreed not to solicit inquiries or proposals from, or furnish information to or participate in any discussions or negotiations with, third parties concerning any merger, acquisition or sale acquisition of all or substantially all of our assets or equity interests. We are required to notify Fidelity immediately if we receive any such inquires or proposals. However, we are permitted to furnish information to or engage in discussions or negotiations with third parties if, after having consulted with our counsel, we determine that the failure to do so may cause our Board of Directors to breach its fiduciary duties.

APPROVALS NEEDED TO COMPLETE THE MERGER

       In addition to the approval of the merger agreement by our stockholders, various approvals of the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation are required in order to consummate the merger. The merger of Pennwood Savings Bank and Fidelity Bank, PaSB is subject to the prior approval of the FDIC under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, and the record of performance, under the Community Reinvestment Act, of both Fidelity Bank, PaSB and Pennwood Savings Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. In addition, the FDIC may not approve a transaction if it will result in a monopoly or otherwise be anti-competitive. In addition, as discussed below, a waiting period of up to 30 days must be satisfied prior to consummation of the bank merger after FDIC approval. Fidelity Bank, PaSB filed an application with the FDIC on March ____, 2000, and the application is currently pending.

       In addition, under the Pennsylvania Banking Code of 1965, the bank merger is subject to the prior approval of the Pennsylvania Department of Banking. Fidelity Bank, PaSB filed an application for approval of the bank merger with the Department on March___, 2000, and the application is currently pending. In determining whether to approve the application for the merger of Pennwood Savings Bank with and into Fidelity Bank, PaSB, the Department will consider, among other factors, whether the bank merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition. The Department will also consider the public interest and the needs and convenience of the area primarily to be served by Fidelity Bank, PaSB afer the bank merger. Further, it is the policy of the Department to ensure the safe and sound conduct of banking organizations and to maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders. These factors will be considered by the Department in connection with Fidelity Bank, PaSB's application.

       In addition, a period of up to 30 days must expire following approval by the FDIC within which period the United States Department of Justice may file objections to the bank merger under the federal antitrust laws. While Pennwood believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or that the Attorney General of the Commonwealth of Pennsylvania will not challenge the bank merger, or if such proceeding is instituted or challenge is made, as to the result thereof.

       There can be no assurances that the requisite regulatory approvals will be received in a timely manner, in which event the consummation of the merger may be delayed. In the event the merger is not consummated on or before December 31, 2000, the merger agreement may be terminated by either Fidelity or us. We can give you no assurance as to the receipt or timing of such approvals.

       It is a condition to the consummation of the merger that the regulatory approvals be obtained without any non-standard condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the merger to Fidelity that had such condition or requirement been known, Fidelity, in its reasonable judgment, would not have entered into the merger agreement. No assurance can be provided that any such approvals will not contain terms, conditions or requirements which cause such approvals to fail to satisfy such condition to the consummation of the merger.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

       Prior to the completion of the merger, Fidelity and Pennwood may extend the time for performance of any obligations under the merger agreement, waive any inaccuracies in the representations and warranties contained in the merger agreement and waive compliance with any covenant, agreement or, to the extent permitted by law, any condition of the merger agreement. However, after our stockholders have adopted the merger agreement, no waiver can modify the amount or form of consideration to be provided to our stockholders or otherwise materially adversely affect our stockholders without the approval of the affected stockholders.

       The merger agreement may be amended or supplemented at any time by mutual agreement of Fidelity and Pennwood, provided that any such amendment or supplement after our stockholders have adopted the merger agreement is subject to the same condition in the last sentence of the preceding paragraph.

TERMINATION OF THE MERGER AGREEMENT

       The merger agreement may be terminated prior to the time the merger is completed by:

       -      the mutual written consent of Pennwood and Fidelity; or

       -      by Fidelity or Pennwood if:

              - the other party has in any material respect breached the merger agreement, and such breach has not been timely cured within 30 days after the giving of written notice;

              - any necessary governmental approval is denied, unless an appeal is filed within 25 days following the denial or unless such denial is due to a breach of the party seeking to terminate;

              - a final, nonappealable order of a governmental entity prohibits completion of the merger;

              - our stockholders do not approve the merger agreement, unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform its obligations under the merger agreement; or

              - the merger is not completed by December 31, 2000 unless the failure of such occurrence is due to a breach of the party seeking to terminate.

       - by Fidelity if the aggregate cost of corrective action to address any environmental issue which is discovered with respect to our properties exceeds $150,000.

       In the event that the merger agreement is terminated, the merger agreement shall become void and have no effect, and there shall be no liability on the part of either Pennwood or Fidelity or their officers and directors, except that:

       - certain provisions regarding confidential information and expenses shall survive and remain in full force and effect; and

       - a breaching party shall not be relieved of liability or damages for any willful breach giving rise to such termination.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS

       Some members of Pennwood's management and the Pennwood's Board of Directors may have interests in the merger that are in addition to or different from the interests of stockholders. The Pennwood Board was aware of these interests and considered them in approving the merger agreement.

       PENNWOOD STOCK OPTIONS. As of April 7, 2000, there were an aggregate of 81,350 stock options to purchase our common stock outstanding under our Stock Option Plan. Of these stock options, 39,869 are currently exercisable. The remaining Pennwood options for 41,481 shares will become fully vested and exercisable as of the date the merger is completed. Unexercised options to purchase shares of Pennwood common stock under the Stock Option Plan will be, at each option holder's election, either converted into options to purchase Fidelity common stock, with the new number of shares and price per share to reflect the same economic value as the option had prior to the merger, or canceled with a cash payment to be made in an amount equal to the difference, if any, between the $13.10 merger consideration per share and the exercise price per share. See "Beneficial Ownership of Pennwood Common Stock" for the amount of vested stock options held by our directors and executive officers.

       PENNWOOD RECOGNITION AND RETENTION PLAN. As of April 7, 2000, an aggregate of 16,598 shares of our common stock have been awarded to our directors, executive officers and employees pursuant to our Recognition and Retention Plan which have not yet vested. All unvested awards will become fully vested as of the date the merger is completed As a result, holders of the awards will be entitled to receive the $13.10 merger consideration for each share subject to such awards. See "Beneficial Ownership of Pennwood Common Stock" for the amount of unvested awards held by our directors and executive officers.

       PENNWOOD EMPLOYEE STOCK OWNERSHIP PLAN. As of December 31, 1999, the Pennwood ESOP held 45,556 shares of Pennwood common stock which had not yet been allocated to participants and which were pledged as collateral for the remaining $363,995 loan to the Pennwood ESOP. The ESOP will be terminated upon completion of the merger, at which time the loan will be repaid with the cash received by the ESOP in the merger. Based on the number of unallocated shares and the current loan balance, the ESOP will have approximately $232,789 of cash after repayment of the loan, which cash will be allocated to the participants in accordance with the terms of the ESOP after a favorable termination letter is received from the Internal Revenue Service.

       SEVERANCE ARRANGEMENTS. Under the terms of the merger agreement, if Messrs. Paul Pieffer or James Kihm, the President and Chief Executive Officer and the Vice President and Chief Financial Officer of Pennwood, respectively, decide to terminate employment with Fidelity Bank, PaSB within one year after the merger is completed, they will receive a lump sum from Fidelity Bank, PaSB equal to their then current salary for the remainder of the period that ends one year after completion of the merger. They can instead choose to terminate their employment as of the completion of the merger and receive a lump sum payment equal to 100% of their base salary at Pennwood for the year ended December 31,

1999. Such amounts will be $88,500 and $63,500, respectively. Mr. Kihm will receive a retention bonus of $3,500 if he remains employed by Pennwood Savings Bank immediately prior to the completion of the merger.

       If Fidelity or its subsidiaries terminates the employment of any of our employees (other than Messrs. Pieffer or Kihm) within one year following completion of the merger for other than cause, then Fidelity will provide a cash severance equal to the employee's regular salary for one week multiplied by the total number of whole years (up to a maximum of ten years) of such employee's employment by us.

       BENEFIT PLANS. The merger agreement provides that officers and employees of Pennwood and Pennwood Savings Bank who become employees of Fidelity or Fidelity Bank, PaSB after the merger will be entitled to participate in Fidelity's employee benefit plans (other than the Fidelity Employee Stock Ownership Plan) maintained generally for the benefit of its employees. Fidelity will credit our employees for their years of service with us and Pennwood Savings Bank for purposes of vesting and eligibility under Fidelity's plans, but not for the purpose of accrual of benefits or allocation of employer contributions. With respect to the Fidelity Employee Stock Ownership Plan, our employees will be eligible to participate in this benefit plan at the earliest date required under applicable law with credit for years of service with Pennwood and Pennwood Savings Bank for purposes of eligibility or vesting after the entry date but not for accrual of benefits or allocation of employer contributions.

       ESTABLISHMENT OF ADVISORY BOARD. Fidelity will create an advisory board to provide advice on deposit and lending activities in Pennwood's market area and to maintain and develop customer relationships. Fidelity will appoint all non-employee members of Pennwood's Board of Directors to the advisory board for a period of at least two years. Each member of the advisory board will receive a quarterly retainer equal to their regular board fees paid by Pennwood for the year ended December 31, 1999 ($2,250 per quarter except for the Chairman of the Board who will receive $2,850 per quarter).

       PROTECTION OF DIRECTORS, OFFICERS AND EMPLOYEES AGAINST CLAIMS. In the merger agreement, Fidelity has agreed to indemnify the directors and officers of Pennwood and each of our subsidiaries after the completion of the merger to the fullest extent which we or Pennwood Savings Bank would have been permitted to do so under our respective articles of incorporation or bylaws. In addition, all limitations of liability existing in favor of such individuals in the articles of incorporation or bylaws of Pennwood or Pennwood Savings Bank, arising out of matters existing or occurring at or prior to the completion of the merger, shall survive the merger and shall continue in full force and effect. Fidelity has also agreed to provide, for a period of not less than three years after completion of the merger, an insurance and indemnification policy that provides our directors and officers with coverage no less favorable than the coverage we currently provide, to the extent that such insurance may be purchased or kept in full force without any material increase in the premiums currently paid by Fidelity for its directors' and officers' liability insurance. If such insurance is not available without a material increase in cost, then Fidelity may substitute single premium tail coverage with policy limits equal to our existing annual coverage limits, to the extent such coverage is available at a cost not in excess of 150% of our current annual premium.

YOU HAVE DISSENTERS' RIGHTS OF APPRAISAL

       The following discussion is not a complete statement of the law pertaining to dissenters' rights under the Pennsylvania Business Corporation Law, referred to as the PBCL, and is qualified in its entirety by the full text of section 1930 and Subchapter D of Chapter 15 of the PBCL, which is referred to as Subchapter D. Subchapter D is reprinted in its entirety as Appendix C to this proxy statement. Any Pennwood stockholder who desires to exercise his or her dissenters' rights should review carefully Subchapter D and is urged to consult a legal advisor before electing or attempting to exercise his or her rights. All references in Subchapter D to a "stockholder" and in this summary to a "Pennwood stockholder" or a "holder of Pennwood common stock" are to the record holder of shares as to which dissenters' rights are asserted.

       Subject to the exceptions stated below, holders of Pennwood common stock who comply with the applicable procedures summarized below will be entitled to dissenters' rights under Subchapter D. Voting against, abstaining from voting or failing to vote on approval and adoption of the proposed merger will not constitute a demand for appraisal within the meaning of Subchapter D.

       Pennwood stockholders electing to exercise dissenters' rights under Subchapter D must not vote for approval of the proposed merger. A vote by a stockholder against the merger is not required to exercise dissenters' rights. However, if a stockholder returns a signed proxy but does not specify a vote against the proposed merger or a direction to abstain, the proxy, if not revoked prior to the special meeting, will be voted for approval of the proposed merger, which will have the effect of waiving that stockholder's dissenters' rights. It is a condition to the closing of the merger that holders of less than 15% of Pennwood's outstanding stock exercise their dissenters' rights.

       WHAT ARE DISSENTERS' RIGHTS? Pennwood stockholders who follow the procedures of Subchapter D will be entitled to receive from Pennwood the fair value of their shares as determined immediately before the completion of the merger. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the merger. Pennwood stockholders who elect to exercise their dissenters' rights must comply with all of the procedures to preserve those rights.

       SHARES ELIGIBLE FOR DISSENTERS' RIGHTS. Generally, if you choose to assert your dissenters' rights, you must dissent as to all of the shares you own. The PBCL distinguishes between record holders and beneficial owners. You may assert dissenters' rights as to fewer than all the shares registered in your name only if you are not the beneficial owner of the shares with respect to which you do not exercise dissenters' rights.

       RECORD HOLDER WHO IS NOT THE BENEFICIAL OWNER. A record holder may assert dissenters' rights on behalf of the beneficial owner. If you are a registered owner and you wish to exercise dissenters' rights on behalf of the beneficial owner, you must disclose the name and address of the person or persons on whose behalf you dissent. In that event, your rights shall be determined as if the dissenting shares and the other shares were registered in the names of the beneficial holders.

       BENEFICIAL OWNER WHO IS NOT THE RECORD HOLDER. A beneficial owner of Pennwood common stock who is not also the record holder may assert dissenters' rights. If you are a beneficial owner who is not the record holder and you wish to assert your dissenters' rights, then you must submit a written consent of the record holder to the Secretary of Pennwood prior to the vote, but in no event later than the Pennwood special meeting. You may not dissent with respect to some but less than all of the shares you own.

PROCEDURE TO EXERCISE DISSENTERS' RIGHTS

       NOTICE OF INTENTION TO DISSENT. If you wish to exercise your dissenters' rights, you must follow the procedures set forth in Appendix C. You must file a written notice of intention to demand the fair value of your shares with the Secretary of Pennwood prior to the vote, but in no event later than the Pennwood special meeting. You must not make any change in your beneficial ownership of Pennwood shares from the date you file the notice until the completion of the merger. You must refrain from voting your shares for the adoption of the merger agreement.

       NOTICE OF APPROVAL. If the Pennwood stockholders approve the merger, we will mail a notice to all dissenters who filed a notice of intention to dissent prior to the vote on the merger proposal and who refrained from voting for the adoption of the merger agreement. Pennwood expects to mail the notice of approval promptly after the merger is completed. The notice of approval will state where and when a demand for payment must be sent and where the certificates for eligible shares must be deposited in order to obtain payment. The notice of approval will also supply a form for demanding payment which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares. The demand form will be accompanied by a copy of Subchapter D.

       If you assert your dissenters' rights, you must ensure that Pennwood receives your demand form and your certificates on or before the demand deadline. All mailings to Pennwood are at your risk. Accordingly, we recommend that your notice of intention to dissent, demand form and stock certificates be sent by certified mail only, by overnight courier or by hand delivery.

       If you fail to file a notice of intention to dissent, fail to complete and return the demand form, or fail to deposit stock certificates with Pennwood, each within the specified time periods, you will lose your dissenters' rights under Subchapter D. You will retain all rights of a stockholder, or beneficial owner, until those rights are modified by completion of the merger.

       PAYMENT OF FAIR VALUE BY PENNWOOD. Upon timely receipt of the completed demand form, the PBCL requires us to either:

       - remit to dissenters who complied with the procedures, the amount we estimate to be the fair value for such dissenting shares; or

       -      give written notice that no such remittance will be made.

       Pennwood will determine whether to make such a remittance or to defer payment for such shares until completion of the necessary appraisal proceedings. Pennwood may consider the number of shares, if any, with respect to which stockholders dissented and any objections that may be raised with respect to the standing of the dissenting stockholder.

       The remittance or notice will be accompanied by:

       - the closing balance sheet and statement of income of Pennwood for the fiscal year ended June 30, 1999 or the latest available interim financial statements;

       - a statement of Pennwood's estimate of the fair value of the shares; and

       - notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter D.

       RETURN OF DEPOSITED CERTIFICATES. If we do not remit the amount of our estimate of the fair value of the shares, we will return any deposited certificates with a notation that a demand for payment in accordance with Subchapter D has been made. If shares carrying this notation are transferred after that, each new certificate issued may bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by this transfer any rights in Pennwood other than those which the original dissenter had after making demand for payment of their fair value.

       DISSENTING STOCKHOLDERS ESTIMATE OF FAIR VALUE. If we give notice of our estimate of the fair value of your shares, without remitting this amount, or remit payment of our estimate of the fair value of your shares and you believe that the amount remitted or stated is less than the fair value of such shares, you may send to us your own estimate of the fair value of the shares. Such estimate shall be deemed a demand for payment of the amount of the deficiency. If you do not file a holder's estimate within 30 days after our mailing of our remittance or notice, you will only be entitled to the amount stated in the notice or remitted to you by Pennwood.

       RESORT TO COURT FOR RELIEF. If, after the later of 60 days after the completion of the merger or after the timely receipt of any holder's estimate, demands remain unpaid, Pennwood may file an application for relief, requesting the court determine the fair value of the shares. We cannot assure you that Pennwood will file this application.

       In the court proceeding, all dissenters, wherever residing, whose demands have not been settled will be made parties to any such appraisal proceeding. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. Each dissenter made a party will be entitled to recover an amount equal to the fair value of the dissenter's shares, plus interest, or if Pennwood previously remitted any amount to the dissenter, any amount by which the fair value of the dissenter's shares is found to exceed the amount previously remitted, plus interest.

       If we fail to file an application for relief, any dissenter who made a demand and who has not already settled his or her claim against us may file an application for relief in the name of Pennwood any time within 30 days after the later of the expiration of the 60-day period after the merger or the timely receipt of any holder's estimate. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid our estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

       COSTS AND EXPENSES OF COURT PROCEEDINGS. The costs and expenses of the court proceedings, including the reasonable compensation and expenses of the appraiser appointed by the court, will be determined by the court and assessed against Pennwood. The court may, however, apportion and assess any part of the costs and expenses of court proceedings as it deems appropriate against all or some of the dissenters' who are parties and whose action in demanding supplemental payment the court finds to be in bad faith. If we fail to comply substantially with the requirements of Subchapter D, the court may assess fees and expenses of counsel and of experts for the parties as it deems appropriate against us and in favor of any or all dissenters. The court may assess fees and expenses of counsel and experts against either Pennwood or a dissenter, if the court finds that a party acted in bad faith. If court finds that the services of counsel for any dissenter substantially benefitted other dissenters similarly situated and should not be assessed against Pennwood, it may award counsel reasonable fees to be paid out of the amounts awarded to the dissenters who benefitted.

       NO RIGHT TO AN INJUNCTION. Under Pennsylvania corporate law, a Pennwood stockholder has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the merger proposal, nor any right to valuation and payment of the fair value of the holder's shares because of the merger proposal, except to the extent provided by the dissenters' rights provisions of Subchapter D. Pennsylvania corporate law also provides that, absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter D are exclusive.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR PENNWOOD STOCKHOLDERS

       The exchange of our common stock for cash pursuant to the terms of the merger agreement will be a taxable transaction for federal income tax purposes under the Internal Revenue Code, and may also be a taxable transaction under state, local and other tax laws. Similarly, any stockholders of Pennwood who exercise their dissenters' appraisal rights and receive cash in exchange for their shares of Pennwood common stock will realize and recognize income for federal tax purposes and may recognize income under state, local and other tax laws. A stockholder of Pennwood will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the tax basis in the Pennwood common stock exchanged by such stockholder pursuant to the merger. Gain or loss must be determined separately for each block of Pennwood common stock exchanged pursuant to the Merger. For purposes of federal tax law, a block consists of shares of Pennwood common stock acquired by the stockholder at the same time and price.

       Gain or loss recognized by the stockholder exchanging his or her Pennwood common stock pursuant to the merger or pursuant to the exercise of dissenters' rights will be capital gain or loss if such Pennwood common stock is a capital asset in the hands of the stockholder. If the Pennwood common stock has been held for more than one year, the gain or loss will be long-term. Capital gains recognized by an exchanging individual stockholder generally will be subject to tax at the top marginal rate applicable to the stockholder (up to a maximum of 39.6% for short-term capital gains and 20% for long-term capital gains), and capital gains recognized by an exchanging corporate stockholder generally will be subject to tax at a maximum rate of 35%.

       THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR OTHER TAX LAWS AND OF ANY PROPOSED CHANGES IN THOSE TAX LAWS AND THE INTERNAL REVENUE CODE.

ACCOUNTING TREATMENT OF THE MERGER

       The merger will be accounted for as a purchase for financial reporting purposes. Under this method of accounting, Fidelity will record the acquisition of Pennwood at its cost at the completion of the merger, which cost would include the cash paid in the merger and all direct acquisition costs. The acquisition cost will be allocated to the acquired assets and liabilities of Pennwood based upon their fair values at the completion of the merger in accordance with generally accepted accounting principles. Acquisition cost in excess of the fair values of the net assets acquired, if any, will be recorded as an intangible asset and amortized for financial accounting purposes. The reported income of Fidelity will include the operations of Pennwood after the completion of the merger.

WHO PAYS FOR WHAT

       All out-of-pocket costs and expenses incurred in connection with the merger (including, but not limited to, counsel fees) shall be paid by the party incurring such costs and expenses.

                          CERTAIN RELATED TRANSACTIONS

VOTING AGREEMENT

       In connection with the execution of the merger agreement, each of the members of our Board of Directors beneficially owning an aggregate of 101,789 shares or 18.3 % of the issued and outstanding shares of Pennwood common stock executed a voting agreement. Under the terms of the voting agreement, each director agreed, subject to the exercise of his or her fiduciary duties, to vote or cause to be voted all shares of Pennwood common stock that he or she own or over which he or she have voting control, except shares with respect to which the director exercises control in a fiduciary capacity, in favor of the merger agreement. The voting agreement is attached as Appendix D to this proxy statement.

BANK MERGER AGREEMENT

       In connection with the merger, Pennwood Savings Bank and Fidelity Bank, PaSB have entered into a bank merger agreement under which Pennwood Savings Bank and Fidelity Bank, PaSB will merge, with Fidelity Bank, PaSB being the surviving bank. The bank merger agreement may be terminated by mutual consent of the parties at any time and will be terminated automatically if the merger agreement is terminated.


                  BENEFICIAL OWNERSHIP OF PENNWOOD COMMON STOCK

       Stockholders of record as of the close of business on April 7, 2000 will be entitled to one vote for each share of our common stock then held. As of that date, we had 555,539 shares of common stock issued and outstanding. The following table sets forth information regarding share ownership of:

       -      Pennwood's Employee Stock Ownership Plan,

       -      each member of our Board of Directors, and

       - all directors and executive officers of Pennwood and Pennwood Savings Bank as a group.


                                                              Shares Beneficially
        Name of Beneficial Owner                                Owned(1)(2)(3)      Percent of Class
-----------------------------------------------------------   -------------------   ---------------
Pennwood Bancorp, Inc.                                             65,080(2)            11.7%
Employee Stock Ownership Plan
683 Lincoln Avenue
Bellevue, Pennsylvania 15202

Directors:
         Mary M. Frank                                             22,847(3)(4)          4.1
         Robert W. Hannan                                          14,846(3)             2.7
         Michael Kotyk                                             12,746(3)             2.3
         John B. Mallon                                            11,412(3)(4)          2.0
         Paul S. Pieffer                                           41,987(3)(5)          7.4
         C. Joseph Touhill                                          9,513(3)(4)          1.7
         H. J. Zoffer                                              12,846(3)             2.3


All directors and executive officers of
  Pennwood and Pennwood Savings Bank as a group (8 persons)       140,159(6)            23.9%
-----------------------



(1) Based upon filings made pursuant to the Securities Exchange Act of 1934, as amended, and information furnished by the respective individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934 shares of Common Stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (a) voting power, which includes the power to vote or to direct the voting of the shares, or (b) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2) The Pennwood ESOP holds common stock on behalf of employee participants of the plan. As of April 7, 2000, 19,524 shares have been allocated to the accounts of participating employees and will be voted in accordance with such participants' instructions. The 45,556 shares held in the ESOP which are unallocated will be voted by Messrs. Pieffer and Mallon, the trustees of the ESOP, pursuant to the terms of the ESOP in the same proportion for and against each proposal as the allocated shares are actually voted by participants. The shares held in the ESOP are not included in the individual beneficial ownership amounts of the trustees.

(3) Includes shares of common stock underlying vested stock options granted under the Pennwood's Stock Option Plan in the following amounts: Mary M. Frank, 2,034; John B. Mallon, 2,034; C. Joseph Touhill, 2,034; H. J. Zoffer, 2,034; Paul S. Pieffer, 12,204; Robert W. Hannan, 2,034; and Michael Kotyk, 2,034.

                                         (Footnotes continued on following page)

-----------------

(4) Does not include 16,598 shares of Pennwood common stock held in the Pennwood Recognition and Retention Plan which have not yet been earned and allocated. Messrs. John B. Mallon and C. Joseph Touhill and Ms. Mary
       M. Frank serve as trustees of the Recognition and Retention Plan. Pursuant to the terms of the Recognition and Retention Plan, shares of Pennwood common stock held in the Recognition and Retention Plan which have not yet been earned and allocated are voted by the trustees in their sole discretion. Included in the 16,598 converted shares held by the Recognition and Retention Place are awards covering 542 share for each non-employee director (Messrs. Hannan, Kotyk, Mallon, Touhill and Zoffer and Mrs. Frank) and 3,254 shares for Mr. Pieffer.

(5) Includes 4,903 shares allocated to the account of Mr. Pieffer pursuant to the Company's ESOP.

(6) Includes 8,257 shares allocated to the accounts of all executive officers as a group pursuant to the Pennwood's ESOP and 31,731 shares which may be acquired by directors and executive officers upon the exercise of stock options exercisable within sixty days of April 7, 2000.


                              STOCKHOLDER PROPOSALS

       If the merger is not consummated prior to the next regularly scheduled annual meeting of our stockholders, any proposal which a stockholder wishes to have included in our proxy materials for the next annual meeting of stockholders must be received at our main office located at 683 Lincoln Avenue, Pittsburgh, Pennsylvania 15202, attention: James W. Kihm, Vice President and Secretary, no later than June 9, 2000. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Otherwise, any stockholder proposal to take action at such meeting must be received at our main office located at 683 Lincoln Avenue, Pittsburgh, Pennsylvania 15202 by July 9, 2000. All stockholder proposals must also comply with our bylaws and Pennsylvania law.

                                  OTHER MATTERS

       Our Board of Directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement. However, if any other matter should properly come before the special meeting, it is intended that proxy holders will act in accordance with their best judgment.

                                                                      APPENDIX A








                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                             FIDELITY BANCORP, INC.

                                       AND

                             PENNWOOD BANCORP, INC.

                          DATED AS OF FEBRUARY 18, 2000

                          AGREEMENT AND PLAN OF MERGER
                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I
     DEFINITIONS...............................................................1

ARTICLE II
     THE MERGER................................................................6
     2.1       The Corporate Merger and Subsequent Events......................6
     2.2       Effective Time; Closing.........................................6
     2.3       Treatment of Capital Stock......................................7
     2.4       Shareholder Rights; Stock Transfers.............................7
     2.5       Options and Restricted Stock....................................7
     2.6       Exchange Procedures.............................................8
     2.7       Dissenting Shares...............................................9
     2.8       Additional Actions..............................................9

ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF SELLER.................................10
     3.1       Capital Structure..............................................10
     3.2       Organization, Standing and Authority of Seller.................10
     3.3       Ownership of Seller Subsidiaries...............................10
     3.4       Organization, Standing and Authority of Seller Subsidiaries....11
     3.5       Authorized and Effective Agreement.............................11
     3.6       Securities Documents and Regulatory Reports....................12
     3.7       Financial Statements...........................................13
     3.8       Material Adverse Change........................................13
     3.9       Environmental Matters..........................................13
     3.10      Tax Matters....................................................14
     3.11      Legal Proceedings..............................................15
     3.12      Compliance with Laws...........................................15
     3.13      Certain Information............................................15
     3.14      Employee Benefit Plans.........................................16
     3.15      Certain Contracts..............................................17
     3.16      Brokers and Finders............................................18
     3.17      Insurance......................................................18
     3.18      Properties.....................................................18
     3.19      Labor..........................................................19
     3.20      Allowance for Loan Losses......................................19
     3.21      Year 2000 Compliant............................................19
     3.22      Material Interests of Certain Persons..........................19
     3.23      Fairness Opinion...............................................19
     3.24      Disclosures....................................................20

     3.25      No Undisclosed Liabilities.....................................20
     3.26      Loan Portfolio.................................................20
     3.27      Investment Portfolio...........................................20
     3.28      Interest Rate Risk Management Instruments......................21
     3.29      Interim Events.................................................21

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF BUYER..................................21
     4.1       Organization, Standing and Authority of Buyer..................21
     4.2       Ownership of Buyer Subsidiaries................................21
     4.3       Organization, Standing and Authority of Buyer Subsidiaries.....22
     4.4       Authorized and Effective Agreement.............................22
     4.5       Securities Documents and Regulatory Reports....................23
     4.6       Financial Statements...........................................23
     4.7       Material Adverse Change........................................24
     4.8       Legal Proceedings..............................................24
     4.9       Certain Information............................................24
     4.10      Brokers and Finders............................................25
     4.11      Disclosures....................................................25
     4.12      Financial Resources............................................25

ARTICLE V
     COVENANTS................................................................25
     5.1       Reasonable Best Efforts........................................25
     5.2       Shareholder Meeting............................................25
     5.3       Regulatory Matters.............................................26
     5.4       Investigation and Confidentiality..............................27
     5.5       Press Releases.................................................27
     5.6       Business of the Parties........................................28
     5.7       Certain Actions................................................31
     5.8       Current Information............................................31
     5.9       Indemnification; Insurance.....................................31
     5.10      Advisory Directors After the Company Merger....................32
     5.11      Employees and Employee Benefit Plans...........................32
     5.12      Company Merger.................................................34
     5.13      Bank Merger....................................................34
     5.14      Organization of Merger Sub.....................................35
     5.15      Conforming Entries.............................................35
     5.16      Integration of Policies........................................35
     5.17      Disclosure Supplements.........................................36
     5.18      Failure to Fulfill Conditions..................................36
     5.19      Environmental Reports..........................................36
     5.20      Transaction Expenses of Seller.................................37

ARTICLE VI
     CONDITIONS PRECEDENT.....................................................37
     6.1       Conditions Precedent - Buyer and Seller........................37
     6.2       Conditions Precedent - Seller..................................38
     6.3       Conditions Precedent - Buyer...................................39

ARTICLE VII
     TERMINATION, WAIVER AND AMENDMENT........................................40
     7.1       Termination....................................................40
     7.2       Effect of Termination..........................................41
     7.3       Survival of Representations, Warranties and Covenants..........42
     7.4       Waiver.........................................................42
     7.5       Amendment or Supplement........................................43

ARTICLE VIII
     MISCELLANEOUS............................................................43
     8.1       Entire Agreement...............................................43
     8.2       No Assignment..................................................43
     8.3       Notices........................................................43
     8.4       Alternative Structure..........................................44
     8.5       Interpretation.................................................45
     8.6       Counterparts...................................................45
     8.7       Governing Law..................................................45
     8.8       Severability...................................................45
     8.9       Standard of Materiality........................................45

                          AGREEMENT AND PLAN OF MERGER

         WHEREAS, the Boards of Directors of Buyer and Seller (all terms as defined in Article I hereof) have determined to consummate certain business combination transactions subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of such inducements and of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

         "Agreement" shall mean this Agreement and Plan of Merger dated as of February 18, 2000 between Buyer and Seller.

         "Articles of Merger" shall mean the articles of merger to be filed with the Pennsylvania Secretary of State with respect to the Corporate Merger and the Company Merger.

         "Bank Merger" shall mean the contemplated merger of Seller Bank into Buyer Bank, with Buyer Bank surviving.

         "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

         "BIF" shall mean the Bank Insurance Fund administered by the FDIC or any successor thereto.

         "Buyer" shall mean Fidelity Bancorp, Inc., a Pennsylvania corporation.

         "Buyer Bank" shall mean Fidelity Savings Bank, a Pennsylvania-chartered stock savings bank and wholly owned subsidiary of Buyer.

         "Buyer Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Buyer as of September 30, 1999 and 1998 and the consolidated income statements and statements of changes in equity and cash flows (including related notes and schedules, if any) of Buyer for each of the three years ended September 30, 1999, 1998 and 1997, as filed by Buyer in its Securities Documents, and (ii) the consolidated balance sheets (including related notes and schedules, if any) of Buyer and the consolidated income statements and statements of changes in equity and cash flows (including related notes and schedules, if any) of Buyer included in Securities Documents filed by Buyer with respect to the periods ended subsequent to September 30, 1999.

         "Cause" shall mean termination because of the employee's personal dishonesty in the conduct of his duties, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

         "Certificate" shall mean any certificate which prior to the Effective Time represented shares of Seller Common Stock

         "Closing" shall mean the closing of the Corporate Merger at a time and place reasonably selected by Buyer following the satisfaction or waiver of all conditions to the Corporate Merger

         "Closing Date" shall mean the date on which the Closing occurs.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company Merger" shall mean the contemplated Merger of the Surviving Corporation into Buyer, with Buyer surviving.

         "Corporate Merger" shall mean the merger of Merger Sub into Seller, with Seller surviving.

         "CRA" shall mean the Community Reinvestment Act.

         "Department" shall mean the Pennsylvania Department of Banking.

         "Dissenting Shares" shall mean any shares of Seller Common Stock whose holder becomes entitled to the payment of the fair value of such shares under the PBCL.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Time" shall mean the time of the filing of the Articles of Merger, or such later time as may be specified in the Articles of Merger.

         "Environmental Claim" shall mean any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

         "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall mean an exchange agent designated by Buyer, who shall be reasonably acceptable to Seller.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

         "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

         "FHLB" shall mean the Federal Home Loan Bank of Pittsburgh.

         "GAAP" shall mean generally accepted accounting principles.

         "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

         "include" shall mean "include without limitation."

         "Insider Loans" shall mean loans from Seller or any Seller Subsidiary to any executive officer or director of Seller, any Seller Subsidiary or any associate or related interest of any such person.

         "IRS" shall mean the Internal Revenue Service or any successor thereto.

         "Material Adverse Effect" shall mean, with respect to any Party, any effect that is material and adverse to the financial condition, results of operations or business of that Party and its Subsidiaries taken as whole, or that materially impairs the ability of any Party to consummate the Merger, provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in GAAP that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby,

(d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby, or (e) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

         "Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         "Merger" shall mean the Corporate Merger, the other transactions contemplated by this Agreement, the Company Merger and the Bank Merger.

         "Merger Consideration" shall mean $13.10 in cash without interest for each share of Seller Common Stock.

         "Merger Sub" shall mean a Pennsylvania corporation to be organized as a subsidiary of Buyer.

         "Merger Sub Common Stock" shall mean the common stock of Merger Sub.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "Parties" shall mean Buyer and Seller.

         "PBCL" shall mean the Pennsylvania Business Corporation Law, as amended.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Previously Disclosed" shall mean disclosed in a disclosure schedule delivered on or prior to the date hereof by the disclosing Party to the other Party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

         "Proxy Statement" shall mean the proxy statement to be delivered to shareholders of Seller in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

         "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

         "SAIF" shall mean the Savings Association Insurance Fund administered by the FDIC or any successor thereto.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Seller" shall mean Pennwood Bancorp, Inc., a Pennsylvania corporation.

         "Seller Bank" shall mean Pennwood Savings Bank, a
Pennsylvania-chartered savings bank and wholly owned subsidiary of Seller.

         "Seller Common Stock" shall mean the common stock, par value $.01 per share, of Seller.

         "Seller Defined Benefit Plan" shall mean any Seller Employee Plan constituting an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

         "Seller Employee Plans" shall mean all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Seller, or any Seller Subsidiary, whether written or oral.

         "Seller ESOP" shall mean the employee stock ownership plan of Seller, as in effect as of the date hereof.

         "Seller Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of Seller as of June 30, 1999 and 1998 and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of Seller for each of the three years ended June 30, 1999, 1998 and 1997 as filed by Seller in its Securities Documents, and (ii) the consolidated statements of financial condition of Seller (including related notes and schedules, if any) and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of Seller included in the Securities Documents filed by Seller with respect to the periods ended subsequent to June 30, 1999.

         "Seller Options" shall mean options to purchase shares of Seller Common Stock issued pursuant to Seller's Stock Option Plan.

         "Seller Preferred Stock" shall mean the shares of serial preferred stock, par value $.01 per share, of Seller.

         "Seller Restricted Stock" shall mean Seller Common Stock subject to restrictions pursuant to Seller's Recognition and Retention Plan.

         "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

         "Surviving Corporation" shall mean Seller after the Corporate Merger.

         "Surviving Corporation Common Stock" shall mean the shares of common stock of the Surviving Corporation.

         "Year 2000 Compliant" shall mean that all hardware, firmware, software and computer systems (i) continue to completely and accurately address, produce, store and calculate data involving dates beginning with January 1, 2000 and continue not to produce abnormally ending or incorrect results involving such dates as used in any forward or regression dated based functions; and (ii) continue to provide that all "date"-related functionalities and data fields include the indication of century and millennium, and continue to perform calculations which involve a four-digit year.

                                   ARTICLE II
                                   THE MERGER

2.1      The Corporate Merger and Subsequent Events

         (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged into Seller in accordance with the provisions of Section 1921 of the PBCL, and the separate corporate existence of Merger Sub shall cease. Seller shall be the Surviving Corporation of the Corporate Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. The name of the Surviving Corporation shall be as stated in the Articles of Incorporation of Seller immediately prior to the Effective Time. Immediately following the Corporate Merger, (i) the Surviving Corporation shall merge into Buyer, with Buyer surviving and (ii) the Seller Bank shall merge with Buyer Bank, with Buyer Bank surviving.

         (b) The Articles of Incorporation and Bylaws of Seller as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

         (c) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

2.2      Effective Time; Closing

         The Corporate Merger shall become effective at the Effective Time. The Articles of Merger shall be filed as soon after the Closing as is practicable.

2.3      Treatment of Capital Stock

         Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Corporate Merger and without any action on the part of any shareholder:

         (a) each outstanding share of Merger Sub Common Stock shall automatically convert into a share of Surviving Corporation Common Stock;

         (b) each share of Buyer's common stock shall continue unchanged as the same share of Buyer's common stock; and

         (c) each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Corporate Merger and without any action of any kind by any person or entity, be converted into the right to receive the Merger Consideration; provided, however, that each share of Seller Common Stock which is owned beneficially or of record by Seller (including treasury shares) or Buyer or any of their respective Subsidiaries (other than shares held in a fiduciary capacity for the benefit of third parties or as a result of debts previously contracted) shall be canceled and retired without consideration or conversion.

2.4      Shareholder Rights; Stock Transfers

         At the Effective Time, holders of Seller Common Stock shall cease to be and shall have no rights as shareholders of Seller, other than to receive the Merger Consideration for each share of Seller Common Stock held. After the Effective Time, there shall be no transfers on the stock transfer books of Seller or the Surviving Corporation of shares of Seller Common Stock and if Certificates are presented for transfer after the Effective Time, they shall be delivered to Buyer or the Exchange Agent for cancellation against delivery of the Merger Consideration. No interest shall be paid on the Merger Consideration.

2.5      Options and Restricted Stock

         At the Effective Time, each outstanding Seller Option granted to an eligible individual (an "Optionee") under the Seller's Stock Option Plan shall be, as indicated by the Optionee and subject to Buyer's discretion, converted into an option to purchase Buyer's common stock ("Buyer Stock Option"), wherein all material respects each Optionee receiving Buyer Stock Options will maintain the same economically equivalent position that such Optionee previously held with Seller Options, and the Buyer Stock Options that Optionees receive shall be subject to the same terms and conditions that governed the Seller Option on which it was based, including the length of time within which the Seller Option may be exercised and for any Seller Options which are "incentive stock options" (as defined in Section 422 of the Code), the adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. If the Optionee shall elect not to convert an option to purchase Seller Common Stock to an option to purchase Buyer's common stock or if Buyer determines not to issue Buyer Stock Options in exchange for Seller Options, each share of Seller Common Stock under such Seller Options shall be converted into a right to receive the Merger Consideration less the applicable exercise price per share.

         At the Effective Time, each holder of an unvested share of Seller Restricted Stock under the Seller's Recognition and Retention Plan shall be entitled to receive an amount of compensation equal to the Merger Consideration for each such share of Seller Restricted Stock subject to applicable federal and state tax withholding obligations of the Seller together with accumulated but undistributed dividends on such Seller Restricted Stock.

2.6      Exchange Procedures

         (a) No later than five business days following the Effective Time, Buyer shall cause the Exchange Agent to mail or make available to each holder of record of any Certificate a notice and letter of transmittal disclosing the effectiveness of the Corporate Merger and the procedure for exchanging Certificates for the Merger Consideration. Such letter of transmittal shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.

         (b) At or prior to the Effective Time, Buyer shall deliver to the Exchange Agent an amount of cash equal to the aggregate Merger Consideration.

         (c) Each holder of any outstanding Certificate (other than holders of Dissenting Shares) who surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Merger Consideration for each share represented by such Certificate. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with normal exchange practices. Each outstanding Certificate which is not surrendered to the Exchange Agent shall, except as otherwise herein provided, evidence ownership of only the right to receive the Merger Consideration for each share represented by such Certificate.

         (d) The Exchange Agent shall not be obligated to deliver the Merger Consideration until the holder surrenders a Certificate as provided in this
Section 2.6, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Exchange Agent. If any check is to be issued in a name other than that in which the Certificate is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a check in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (e) Any portion of the cash delivered to the Exchange Agent by Buyer pursuant to Section 2.6(b) that remains unclaimed by the shareholders of Seller for six months after the Closing Date shall be delivered by the Exchange Agent to Buyer. Any shareholders of Seller who have not theretofore complied with
Section 2.6(c) shall thereafter look only to Buyer for the Merger

Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of Seller Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of Seller Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         (f) Buyer shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any holder of Certificates, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

2.7      Dissenting Shares

         (a) Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the PBCL; provided, however, that if, in accordance with the PBCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the PBCL.

         (b) Seller shall give Buyer (i) prompt notice of any written objections to the Corporate Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the PBCL received by Seller and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the PBCL. Seller shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

2.8      Additional Actions

         If, at any time after the Effective Time, Buyer shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Seller acquired or to be acquired by Buyer as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Seller and its proper officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Buyer and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Buyer are fully authorized in the name of Seller or otherwise to take any and all such action.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows, except as Previously Disclosed:

3.1      Capital Structure

         The authorized capital stock of Seller consists of 4,000,000 shares of Seller Common Stock and 1,000,000 shares of Seller Preferred Stock. As of the date hereof, 555,539 shares of Seller Common Stock are outstanding (including 21,478 shares of Seller Restricted Stock issued under Seller's Recognition and Retention Plan), 257,880 shares of Seller Common Stock are held in treasury, and no shares of Seller Preferred Stock have been issued. All outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Seller Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except for (i) Seller Options to acquire not more than 81,350 shares of Seller Common Stock as of the date hereof, a schedule of which has been Previously Disclosed, and (ii) 21,478 unvested shares of Seller Restricted Stock as of the date hereof, a schedule of which has been Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of Seller as of the date hereof.

3.2      Organization, Standing and Authority of Seller

         Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Seller is a bank holding company under the BHCA and subject to the regulation and supervision by the Federal Reserve Board and the Department. Seller has heretofore delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of Seller as in effect as of the date hereof.

3.3      Ownership of Seller Subsidiaries

         Seller has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Seller Subsidiary and identified Seller Bank as its only

Significant Subsidiary. Except for (x) capital stock of Seller Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (z) securities and other interests which are Previously Disclosed, Seller does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than 5% of any entity. The outstanding shares of capital stock or other ownership interests of each Seller Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are directly owned by Seller free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of Seller Subsidiaries and there are no agreements, understandings or commitments relating to the right of Seller to vote or to dispose of such capital stock or other ownership interests.

3.4      Organization, Standing and Authority of Seller Subsidiaries

         Each of the Seller Subsidiaries is a savings bank, corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and each of the Seller Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The deposit accounts of Seller Bank are insured by the SAIF to the maximum extent permitted by the FDIA and Seller Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. Seller has heretofore delivered to Buyer true and complete copies of the Articles of Incorporation, as amended and restated, and Bylaws of Seller Bank as in effect as of the date hereof.

3.5      Authorized and Effective Agreement

         (a) Seller has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of Seller's shareholders of this Agreement) to perform all of its respective obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been deemed advisable by the Board and duly authorized and approved by all necessary corporate action in respect thereof on the part of Seller, except for the approval of this Agreement by Seller's shareholders. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) Neither the execution and delivery of this Agreement nor completion of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Seller or the equivalent documents of any Seller Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Seller or any Seller Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any Seller Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violates any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Seller Subsidiary.

         (c) To the best knowledge of Seller, except for (i) the filing of applications and notices with and the approvals of the Federal Reserve Board and the FDIC, (ii) the filing of applications with the Department and the approvals of the Department, (iii) the filing and clearance of the Proxy Statement relating to the meeting of shareholders of Seller to be held pursuant to Section
5.2 hereof with the SEC, (iv) the approval of this Agreement and the transactions contemplated hereby by the requisite vote of the shareholders of Seller, (v) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania in connection with the Corporate Merger, (vi) the filing of Articles of Merger with the Department in connection with the Bank Merger, and (vii) review of the Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Seller or Seller Bank in connection with (x) the execution and delivery by Seller of this Agreement and the completion of the transactions contemplated hereby, or (y) the Merger.

         (d) Except as Previously Disclosed, as of the date hereof, neither Seller nor Seller Bank is aware of any reasons relating to Seller or Seller Bank (including CRA compliance) why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the Merger as shall be necessary for the completion of the Merger and the continuation by Buyer after the Effective Time of the business of each of Seller and Seller Bank, respectively, as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which could materially impair the value of Seller or Seller Bank to Buyer.

3.6      Securities Documents and Regulatory Reports

         (a) Since January 1, 1997, Seller has timely filed with the SEC and the NASD all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Since January 1, 1997, each of Seller and Seller Bank has duly filed with the FDIC and any other applicable federal or state banking authority, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Seller and Seller Bank by the Federal Reserve Board, FDIC, and the Department, neither Seller nor Seller Bank was required to correct or change any action, procedure or proceeding which Seller or Seller Bank believes has not been corrected or changed as required.

3.7      Financial Statements

         (a) Seller has previously delivered or made available to Buyer accurate and complete copies of the Seller Financial Statements, which are accompanied by the audit reports of KPMG, LLP, independent certified public accountants with respect to Seller. The Seller Financial Statements, as well as the Seller Financial Statements to be delivered pursuant to Section 5.8 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Seller as of the respective dates set forth therein, and the consolidated income, changes in shareholders' equity and cash flows of Seller for the respective periods or as of the respective dates set forth therein.

         (b) Each of the Seller Financial Statements referred to in Section 3.7(a) has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of Seller have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of Seller and the Seller Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller and its Subsidiaries.

         (c) Except and to the extent (i) reflected, disclosed or provided for in the Seller Financial Statements, (ii) of liabilities since incurred in the ordinary course of business and (iii) of liabilities incurred in connection with completion of the transactions contemplated by this Agreement, neither Seller nor any Seller Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise.

3.8      Material Adverse Change

         Since June 30, 1999 or as Previously Disclosed, (i) Seller and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Seller.

3.9      Environmental Matters

         (a) To the best of Seller's knowledge, Seller and its Subsidiaries are in compliance with all Environmental Laws. Neither Seller nor any Seller Subsidiary has received any communication alleging that Seller or any Seller Subsidiary is not in such compliance and, to the best knowledge of Seller, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b) To the best of Seller's knowledge, none of the properties owned, leased or operated by Seller or a Seller Subsidiary has been or is in violation of or liable under any Environmental Law.

         (c) To the best of Seller's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Seller or a Seller Subsidiary or against any person or entity whose liability for any Environmental Claim Seller or a Seller Subsidiary has or may have retained or assumed either contractually or by operation of law.

         (d) Except in the ordinary course of its loan underwriting activities, and except as Previously Disclosed, Seller has not conducted any environmental studies during the past five years with respect to any properties owned by it or a Seller Subsidiary as of the date hereof.

3.10     Tax Matters

         (a) Seller and its Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time. Neither Seller nor any Seller Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by Seller and its Subsidiaries are complete and accurate in all material respects. Neither Seller nor any Seller Subsidiary is delinquent in the payment of any tax, assessment or governmental charge or has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof. The federal, state and local income tax returns of Seller and its Subsidiaries have been audited by the applicable tax authorities for all periods ended through December 31, 1994 (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Seller or any Subsidiary as a result of such audits or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to Seller or any Subsidiary to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any such return is pending or, to the best of Seller's knowledge, threatened.

         (c) Neither Seller nor any Seller Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes other than the agreement between Seller and Seller Bank Previously

Disclosed, (ii) is required to include in income any adjustment pursuant to
Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or any Subsidiary (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or
(iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.11     Legal Proceedings

         Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Seller, that are unasserted or threatened against Seller or any of its Subsidiaries or against any asset, interest or right of Seller or any of its Subsidiaries, or against any officer, director or employee of any of them. Neither Seller nor any Seller Subsidiary is a party to any order, judgment or decree.

3.12     Compliance with Laws

         (a) Each of Seller and the Seller Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and will not be adversely affected by virtue of the completion of the Merger; and to the best knowledge of Seller, no suspension or cancellation of any of the same is threatened.

         (b) Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is in violation of its respective Articles of Incorporation, Charter or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including all banking (including all regulatory capital requirements), truth-in-lending, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti- discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity; and neither Seller nor any Seller Subsidiary has received any notice or communication from any Governmental Entity asserting that Seller or any Seller Subsidiary is in violation of any of the foregoing. Neither Seller nor any Seller Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to savings banks or holding companies thereof issued by Governmental Entities), and neither of them has received any written communication requesting that it enter into any of the foregoing.

3.13     Certain Information

         None of the information relating to Seller and its Subsidiaries supplied or to be supplied by them for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

3.14     Employee Benefit Plans

         (a) Seller has Previously Disclosed all Seller Employee Plans and has heretofore delivered to Buyer accurate and complete copies of each (including amendments and agreements relating thereto) together with, in the case of tax-qualified plans, (i) the most recent actuarial and financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

         (b) None of Seller, any Seller Subsidiary, any Seller Defined Benefit Plan or, to the best of Seller's knowledge, any fiduciary of a Seller Defined Benefit Plan, has incurred any material liability to the PBGC or the IRS with respect to any Seller Defined Benefit Plan. To the best of Seller's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any Seller Defined Benefit Plan.

         (c) Neither Seller nor any Seller Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

         (d) A favorable determination letter has been issued by the IRS with respect to each Seller Defined Benefit Plan or Seller Employee Plans, including Seller ESOP, which is intended to qualify under Section 401 of the Code to the effect that such Seller Defined Benefit Plan and Seller Employee Plans, including Seller ESOP, is qualified under Section 401 of the Code, and the trust associated with such Seller Defined Benefit Plan and Seller Employee Plans, including Seller ESOP, is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of Seller's knowledge, is threatened to be revoked, and Seller does not know of any ground on which such revocation may be based. Neither Seller nor any Seller Subsidiary has any liability under any such Seller Defined Benefit Plan and Seller Employee Plans, including Seller ESOP, that is not reflected in the Seller Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

         (e) No transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Seller Employee Plan which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on Seller.

         (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Seller Employee Plan or ERISA; except as disclosed in the Seller Financial Statements, no accumulated funding deficiency

(as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Seller Defined Benefit Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Seller Defined Benefit Plan.

         (g) The Seller Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations. All contributions required to be made to Seller Employee Plans at the date hereof have been made, and all contributions required to be made to Seller Employee Plans as of the Effective Time will have been made as of such date.

         (h) There are no pending or, to the best knowledge of Seller, threatened claims (other than routine claims for benefits) by, on behalf of or against any of Seller Employee Plans or any trust related thereto or any fiduciary thereof.

         (i) Neither Seller nor any Seller Subsidiary has made any payments, or is or has been a party to any agreement or any Seller Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments, that (i) are not or will not be deductible because of Sections 162(m) or 280G of the Code or (ii) require Buyer or any Buyer Subsidiary to record any charge or expense therefor (or any tax gross-up payments) for financial reporting purposes on a post-acquisition basis.

3.15     Certain Contracts

         (a) Except as Previously Disclosed, neither Seller nor any Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument, relating to the borrowing of money by Seller or a Subsidiary (other than in the case of Seller Bank deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Seller or a Subsidiary of any obligation, other than by Seller Bank in the ordinary course of its banking business, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of Seller or a Subsidiary, (iii) any agreement, arrangement or understanding (other than as set forth in this Agreement) pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or a Subsidiary upon execution of this Agreement or upon or following completion of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which Seller or a Subsidiary is obligated to indemnify any director, officer, employee or agent of Seller or a Subsidiary, other than as set forth in Seller Employee Plans and in the Articles of Incorporation, Bylaws or other governing documents of Seller and its Subsidiaries; (v) any agreement, arrangement or understanding to which Seller or a Subsidiary is a party or by which any of the same is bound which limits the freedom of Seller or a Subsidiary to compete in any line of business or with any person; (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Federal Reserve Board, the FDIC, the Department, or any other regulatory agency; or (vii) any agreement, arrangement or understanding which would be required to be filed as an exhibit to Seller's Annual Report on Form 10-KSB under the Exchange Act and which has not been so filed.

         (b) Neither Seller nor any Seller Subsidiary is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.16     Brokers and Finders

         Except for Previously Disclosed agreements with FinPro Inc., neither Seller nor any Seller Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

         Each of Seller and its Subsidiaries is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

3.18     Properties

         All real and personal property owned by Seller or its Subsidiaries or presently used by any of them in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and its Subsidiaries in the ordinary course of business consistent with their past practices. Seller has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of its properties and assets, real and personal, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are de minimis in character, amount or extent and (iv) as reflected in the Seller Financial Statements. All real and personal property which is material to Seller's business on a consolidated basis and leased or licensed by Seller or a Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time. All improved real property owned by Seller or its Subsidiaries is in compliance with all applicable zoning laws.

3.19     Labor

         No work stoppage involving Seller or a Subsidiary is pending or, to the best knowledge of Seller, threatened. Neither Seller nor a Subsidiary is involved in or, to the best knowledge of Seller, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of Seller or a Subsidiary. Employees of Seller and Seller Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of Seller's knowledge, there have been no efforts to unionize or organize any employees of Seller or any Seller Subsidiaries during the past five years.

3.20     Allowance for Loan Losses

         The allowance for loan losses reflected on Seller's consolidated statement of financial condition included in the Seller Financial Statements is, and will be in the case of subsequently delivered Seller Financial Statements, in the opinion of Seller's management, adequate in all material respects as of their respective dates under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries. The real estate owned reflected in the Seller Financial Statements is, and will be in the case of subsequently delivered Seller Financial Statements, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.

3.21     Year 2000 Compliant

         All hardware, firmware, software and computer systems of Seller and its Subsidiaries are Year 2000 Compliant and shall continue to function in accordance with their intended purpose without error or interruption during and after the year 2000.

3.22     Material Interests of Certain Persons

         (a) No officer or director of Seller, any Seller Subsidiary or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such person has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or any Subsidiary of Seller.

         (b) There are no Insider Loans as of the date hereof.

3.23     Fairness Opinion

         Seller has received an opinion from FinPro Inc. to the effect that, as of the date hereof, the consideration to be received by shareholders of Seller pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

3.24     Disclosures

         None of the representations and warranties of Seller or any of the written information or documents furnished or to be furnished by Seller to Buyer in connection with or pursuant to this Agreement or the completion of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

3.25     No Undisclosed Liabilities

         Seller and its Subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller or its Subsidiaries giving rise to any such liability) required in accordance with generally accepted accounting principles to be reflected in an audited consolidated balance sheet of Seller, except and to the extent (i) reflected, disclosed or provided for in the Seller Financial Statements, (ii) of liabilities since incurred in the ordinary course of business and (iii) of liabilities incurred in connection with completion of the transactions contemplated by this Agreement.

3.26     Loan Portfolio

         (i) All loans and discounts shown on the Seller Financial Statements or which were entered into after the date of the most recent balance sheet included in the Seller Financial Statements were and shall be made for good, valuable and adequate consideration in the ordinary course of the business of Seller and its Subsidiaries, in accordance with sound banking practices, and are not subject to any known defenses, set-offs or counter-claims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, solvency or similar laws or by general principles of equity, (ii) the notes or other evidence of indebtedness evidencing such loans in all forms of pledges, mortgages and other collateral documents and security agreements are and shall be in force, valid, true and genuine and what they purport to be, and
(iii) except as Previously Disclosed, Seller and its Subsidiaries have complied and shall prior to the Effective Time comply with all laws and regulations relating to such loans.

3.27     Investment Portfolio

         All investment securities held by Seller or its Subsidiaries, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including but not limited to, FAS 115.

3.28     Interest Rate Risk Management Instruments

         Seller has Previously Disclosed all interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or agreements, whether entered into for the account of Seller or its Subsidiaries or for the account of a customer of Seller or one of its Subsidiaries. All such arrangements and agreements were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counter parties believed to be financially responsible at the time and are legal, valid and binding obligations of Seller or one of its Subsidiaries in force in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws effecting the enforceability of creditors rights generally from time to time and effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Seller and its Subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued; and, to Seller's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.29     Interim Events

         Since December 31, 1999, except as Previously Disclosed, neither Seller nor its Subsidiaries have paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date hereof would require the prior written consent of Buyer pursuant to Section 5.6 hereof.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows, except as Previously Disclosed:

4.1      Organization, Standing and Authority of Buyer

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Buyer is a bank holding company under the BHCA and subject to the regulations of the Federal Reserve Board. Buyer has heretofore delivered to Seller true and complete copies of the Articles of Incorporation and Bylaws of Buyer as in effect as of the date hereof.

4.2      Ownership of Buyer Subsidiaries

         Buyer has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Buyer Subsidiary and identified Buyer Bank as its only Significant Subsidiary. The outstanding shares of capital stock or other ownership interests of each

Buyer Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are directly owned by Buyer free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of Buyer Subsidiaries and there are no agreements, understandings or commitments relating to the right of Buyer to vote or to dispose of such capital stock or other ownership interests.

4.3      Organization, Standing and Authority of Buyer Subsidiaries

         Each of the Buyer Subsidiaries is a savings bank, corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and each of the Buyer Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The deposit accounts of Buyer Bank are insured by the FDIC to the maximum extent permitted by the FDIA and Buyer Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. Buyer has heretofore delivered to Seller true and complete copies of the Articles of Incorporation and Bylaws of Buyer Bank as in effect as of the date hereof.

4.4      Authorized and Effective Agreement

         (a) Buyer has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its respective obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been deemed advisable by the Board and duly authorized and approved by all necessary corporate action in respect thereof on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) Neither the execution and delivery of this Agreement nor completion of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Buyer or the equivalent documents of any Buyer Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Buyer or any Buyer Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any Buyer Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violates any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any Buyer Subsidiary.

         (c) To the best knowledge of Buyer, except for (i) the filing of applications and notices with and the approvals of the Federal Reserve Board and the FDIC, (ii) the filing of applications with the Department and the approvals of the Department, (iii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania in connection with the Corporate Merger, (iv) the filing of a Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania in connection with the Company Merger, (v) the filing of Articles of Merger with the Department in connection with the Bank Merger, and (vi) review of the Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Buyer, Merger Sub or Buyer Bank in connection with (x) the execution and delivery by Buyer of this Agreement, and the completion of the transactions contemplated hereby, or (y) the Merger.

         (d) As of the date hereof, neither Buyer nor Buyer Bank is aware of any reasons relating to Buyer or Buyer Bank (including CRA compliance) why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the Merger as shall be necessary for completion of the Merger and continuation by Buyer after the Effective Time of the business of each of Seller and Seller Bank, respectively, as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which could impair the value of Seller or Seller Bank to Buyer.

4.5      Securities Documents and Regulatory Reports

         (a) Since January 1, 1997, Buyer has timely filed with the SEC and the NASD all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Each of Buyer and Buyer Bank has since January 1, 1997, duly filed with the Federal Reserve Board, FDIC, the Department and any other applicable federal or state banking authority, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Buyer and Buyer Bank by the Federal Reserve Board, FDIC, and Department, neither Buyer nor Buyer Bank was required to correct or change any action, procedure or proceeding which Buyer or Buyer Bank believes has not been corrected or changed as required.

4.6      Financial Statements

         (a) Buyer has previously delivered or made available to Seller accurate and complete copies of the Buyer Financial Statements, which are accompanied by the audit reports of KPMG LLP, independent certified public accountants with respect to Buyer. The Buyer Financial Statements, as well as the Buyer Financial Statements to be delivered pursuant to Section 5.8 hereof, fairly present and will fairly present, as the case may be, the consolidated financial condition of Buyer as of the respective dates set forth therein, and the consolidated income, changes in equity and cash flows of Buyer for the respective periods or as of the respective dates set forth therein.

         (b) Each of the Buyer Financial Statements referred to in Section 4.4(a) has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of Buyer have been conducted in accordance with generally accepted auditing standards. The books and records of Buyer and the Buyer Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and all such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities and affairs of Buyer and its Subsidiaries.

         (c) Except to the extent (i) reflected, disclosed or provided for in the Buyer Financial Statements, (ii) of liabilities since incurred in the ordinary course of business and (iii) of liabilities incurred in connection with completion of the transaction contemplated by this Agreement, neither Buyer nor any Buyer Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise.

4.7      Material Adverse Change

         Since December 31, 1999, (i) Buyer and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

4.8      Legal Proceedings

         There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Buyer, that are unasserted or threatened against Buyer or any of its Subsidiaries or against any asset, interest or right of Buyer or any of its Subsidiaries, or against any officer, director or employee of any of them. Neither Buyer nor any Buyer Subsidiary is a party to any order, judgment or decree.

4.9      Certain Information

         None of the information relating to Buyer and its Subsidiaries supplied or to be supplied by them for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.10     Brokers and Finders

         Except for Previously Disclosed agreements with Ryan, Beck & Co., neither Buyer nor any Buyer Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.11     Disclosures

         None of the representations and warranties of Buyer or any of the written information or documents furnished or to be furnished by Buyer to Seller in connection with or pursuant to this Agreement or the completion of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

4.12     Financial Resources

         Buyer has the financial wherewithal and has, or will have prior to the Effective Time, sufficient internal funds to perform its obligations under this Agreement. Buyer and Buyer Bank are, and will be immediately following the Merger, in material compliance with all applicable capital, debt and financial and non-financial regulations of state and federal banking agencies having jurisdiction over them.

                                    ARTICLE V
                                    COVENANTS

5.1      Reasonable Best Efforts

         Subject to the terms and conditions of this Agreement, each of Seller and Buyer (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the Merger as promptly as reasonably practicable, and (ii) shall cooperate fully with each other to that end. If necessary to complete Bank Merger, Seller shall cause Seller Bank to amend its Amended and Restated Articles of Incorporation to facilitate the completion of the Bank Merger prior to the Effective Time.

5.2      Shareholder Meeting

         Seller shall take all action necessary to file the Proxy Statement within 45 days of the date of this Agreement and to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of Seller will recommend that the shareholders of Seller approve this Agreement and the transactions contemplated hereby, provided that the Board of Directors of Seller may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

5.3      Regulatory Matters

         (a) The parties hereto shall promptly cooperate with each other in the preparation and filing of the Proxy Statement relating to the meeting of shareholders of Seller to be held pursuant to Section 5.2 of this Agreement. Each of Buyer and Seller shall use its reasonable best efforts to have the Proxy Statement approved for mailing in definitive form as promptly as practicable and thereafter Seller shall promptly mail to its shareholders the Proxy Statement.

         (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file within 45 days after the date hereof or as soon thereafter as is reasonably practicable, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement. Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The parties hereto agree that they will use their reasonable best efforts to cause the Closing Date to occur by June 30, 2000.

         (c) Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors and officers, the shareholders of Seller and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Buyer Bank, Merger Sub, Seller or Seller Bank to any Governmental Entity in connection with the transactions contemplated hereby.

         (d) Buyer and Seller shall promptly furnish each other with copies of written communications received by Buyer or Seller, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

5.4      Investigation and Confidentiality

         (a) The Seller shall permit the Buyer and its representatives reasonable access to its properties and personnel, and shall disclose and make available to the Buyer, upon the Buyer's reasonable request, all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Seller and Seller Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the Buyer may have a reasonable interest, provided that such access and any such reasonable request shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of the Seller providing such access, not unduly interfere with normal operations. The Seller and its Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the Buyer and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations.

         (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until completion of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall either destroy or return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

5.5      Press Releases

         Buyer agrees it will not issue any press release related to this Agreement or the transactions contemplated hereby, without first consulting with Seller as to the form and substance of public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.

5.6      Business of the Parties

         (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Seller and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. During such period, Seller also will use all reasonable efforts to (x) preserve its business organization and that of Seller Bank intact, (y) keep available to itself and Buyer the present services of the employees of Seller and Seller Bank and (z) preserve for itself and Buyer the goodwill of the customers of Seller and Seller Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of Buyer or as expressly contemplated hereby, between the date hereof and the Effective Time, Seller shall not, and shall cause each Seller Subsidiary not to:

                  (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Seller Common Stock, except for one regular quarterly cash dividend at a rate per share of Seller Common Stock not in excess of $0.075 per share to be paid on or after April 1, 2000; provided, however, that (I) Seller shall be allowed to make or pay an additional cash dividend at a rate per share on Seller Common Stock not in excess of $0.075 per share if the Closing Date does not occur before September 1, 2000, but only to the extent that such dividend may be funded out of Seller's earnings for the quarter ended June 30, 2000; and (II) that nothing contained herein shall be deemed to affect the ability of a Subsidiary to pay dividends on its capital stock to Seller;

                  (ii) issue any shares of its capital stock, other than upon exercise of Seller Options referred to in Section 3.1 hereof; issue, grant, modify or authorize any Rights; purchase any shares of Seller Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

                  (iii) amend its Articles of Incorporation, Bylaws or similar organizational documents, unless such amendment shall be necessary to complete the Corporate Merger, Company Merger, or Bank Merger; impose, or suffer the imposition, on any share of stock or other ownership interest held by Seller in a Subsidiary of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

                  (iv) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except (i) Seller may pay bonuses that in the aggregate do not exceed $25,000 to certain key employees, as Previously Disclosed, provided such bonuses shall not be paid to any employees that terminate employment prior to the Effective Time, or (ii) as may be required by law;

                  (v) enter into or, except as may be required by law and for amendments contemplated by Section 5.11 hereof, modify any Seller Employee Plan or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any Seller Defined Benefit Plan or the Seller ESOP (other than as required by law or regulation or in a manner and amount consistent with past practices);

                  (vi) originate or purchase any loan in excess of $250,000 with respect to loans secured by one-to four-family properties and in excess of $300,000 with respect to loans secured by commercial properties;

                  (vii) enter into (w) any transaction, agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by Seller or a Subsidiary or guarantee by Seller or any Seller Subsidiary of any such obligation, except in the case of Seller Bank for deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment, provided that Seller and Seller Bank may employ an employee in the ordinary course of business if the employment of such employee is terminable by Seller or Seller Bank at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

                  (viii) change its method of accounting in effect for the year ended June 30, 1999, except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

                  (ix) except as Previously Disclosed, make any expenditures in excess of $10,000 individually or $25,000 in the aggregate, other than
         (a) in the ordinary course of business, (b) in connection with the transactions contemplated by this Agreement, (c) pursuant to binding commitments that have been Previously Disclosed and are existing on the date hereof, and (d) expenditures necessary to maintain existing assets in good repair; or enter into any new lease or lease renewal of real property or any new lease or lease renewal of personal property providing for annual payments exceeding $5,000;

                  (x) file any applications or make any contract with respect to branching or site location or relocation;

                  (xi) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) control over or any equity interest in any business or entity;

                  (xii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

                  (xiii) except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority;

                  (xiv) except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                  (xv) take any action that would result in any of the representations and warranties of Seller contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions of Sections 6.1 or 6.3 hereof not to be satisfied;

                  (xvi) take any action that would materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of Buyer or Seller to perform its covenants and agreements under this Agreement; or

                  (xvii) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices or to reflect changes in market interest rates; or

                  (xviii) agree to do any of the foregoing.

         (b) Seller shall promptly notify Buyer in writing of the occurrence of any matter or event known to and directly involving Seller, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Seller.

         (c) Except with the prior written consent of Seller or as expressly contemplated hereby, between the date hereof and the Effective Time, Buyer shall not, and shall cause each Buyer Subsidiary not to:

                  (i) take any action that would result in any of the representations and warranties of Buyer contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions of Sections 6.1 or 6.2 hereof not to be satisfied;

                  (ii) take any action that would materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of Buyer or Seller to perform its covenants and agreements under this Agreement; or

                  (iii) agree to do any of the foregoing.

5.7      Certain Actions

         Seller shall not, and shall cause each Seller Subsidiary not to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, purchase of all or a substantial portion of the assets of, or any equity interest in, Seller or a Subsidiary (other than with Buyer or an affiliate thereof), provided, however, that the Board of Directors of Seller may furnish such information or participate in such negotiations or discussions if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to do the same may constitute a breach of fiduciary duties of such directors under applicable law. Seller will promptly inform Buyer orally and in writing of any such request for information or of any such negotiations or discussions, as well as instruct its and its Subsidiaries' directors, officers, representatives and agents to refrain from taking any action prohibited by this Section 5.7.

5.8      Current Information

         During the period from the date hereof to the Effective Time, Seller shall, upon the request of Buyer, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Buyer regarding Seller's financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than two business days after filing, Seller will deliver to Buyer all reports filed by it under the Exchange Act subsequent to the date hereof. Seller also will deliver to Buyer each call report or similar report filed by it with the FDIC or the Department concurrently with the filing of such call report. Within 20 days after the end of each month, Seller will deliver to Buyer an unaudited consolidated balance sheet and an unaudited consolidated statement of income, without related notes, for such month prepared in accordance with GAAP.

5.9      Indemnification; Insurance

         (a) From and after the Effective Time, Buyer agrees for a period of six years, to indemnify and hold harmless the past and present directors and officers of Seller and its Subsidiaries (the "Indemnified Parties") for all acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified and held harmless under the respective Articles of Incorporation, Charter or Bylaws of Seller and its Subsidiaries in the form in effect at the date of this Agreement, and such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. Without limiting the foregoing, all limitations of liability existing in favor of the Indemnified Parties in the Articles of Incorporation, Charter or Bylaws of Seller or any Seller Subsidiary as of the date hereof, to the extent permissible under applicable law as of the date hereof, arising out of matters existing or occurring at or prior to the Effective Time, shall survive the Merger and shall continue in full force and effect. Buyer will provide, or cause to be provided, for a period of not less than three years from the Effective Time, an insurance and indemnification policy that provides the officers and directors of Seller and its Subsidiaries immediately prior to the Effective Time coverage no less favorable than as currently provided by Seller to such officers and directors, to the extent such insurance may be purchased or kept in full force without any material increase in the cost of the premium currently paid by Buyer for its directors' and officers' liability insurance (provided that if such insurance is not available without such a material increase, Buyer will substitute or cause Seller to substitute therefor to the extent available at a cost not in excess of 150% of the current annual premium cost of Seller's existing directors and officers' insurance, single premium tail coverage with policy limits equal to Seller's existing annual coverage limits). At the request of Buyer, Seller shall use reasonable efforts to procure the insurance coverage referred to in the preceding sentence prior to the Effective Time.

         (b) In the event that Buyer or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

5.10     Advisory Directors After the Company Merger

         Buyer agrees to take all action necessary to appoint all the non-employee individuals on Seller's current Board of Directors, effective as of the Effective Time, to an advisory board for a period of at least two years. Buyer shall pay quarterly such advisory board fees as Previously Disclosed equal to the regular board fees paid to Seller's Board of Directors for the year ended December 31, 1999.

5.11     Employees and Employee Benefit Plans

         (a) Former full time employees of Seller or Seller Bank who remain employed by Buyer or Buyer Bank will be eligible to participate in the Buyer's employee stock ownership plan on the earliest date required by ERISA ("Entry Date"), with credit for years of service with Seller or any of its Subsidiaries for the purpose of eligibility and vesting on and after the Entry Date (but not for the purpose of accrual of benefits or allocation of employer contributions). Former full time employees of Seller or Seller Bank who remain employed by Buyer or Buyer Bank will be eligible to participate in the Buyer's benefit plans, other than the Buyer's employee stock ownership plan, on the earliest date permitted by such plan, with credit for years of service with Seller or any of its Subsidiaries for the purpose of eligibility and vesting (but not for the purpose of accrual of benefits or allocation of employer contributions). Buyer shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under any Seller Employee
Plan) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents.

         (b) To the extent that Buyer or a Buyer Subsidiary terminates the employment of any Seller or Seller Bank employee other than for Cause within one year following the Effective Time, Buyer shall, or shall cause a Buyer Subsidiary to, provide severance benefits in a cash amount equal to such employee's regular salary for a one-week period (as in effect immediately prior to the Effective Time) multiplied by the total number of whole years of such employee's employment (up to a maximum of ten years) at Seller, Buyer and any Subsidiary of either; provided, however that in no event shall Buyer or a Buyer Subsidiary have any obligation to provide severance benefits to any Seller or Seller Bank employee whose termination of employment occurs due to resignation or discharge for Cause or who is entitled to severance benefits or the equivalent thereof under the terms of any other compensation plan or individual contract with Seller or Seller Bank.

         (c) Buyer agrees to cause Buyer Bank to offer employment to Messrs. Paul S. Pieffer and James W. Kihm in positions that would allow such individuals to maximize their contributions to Buyer Bank. In the event, however, that Buyer Bank, Mr. Pieffer, or Mr. Kihm decide to terminate their employment relationship prior to the date one year after the Closing Date, such terminating employee shall receive a lump sum amount equal to his then current salary for the remainder of the period which ends one year after the Closing Date. Messrs. Pieffer and Kihm may elect, at the time of Closing, to terminate their employment and receive a lump sum amount from Buyer Bank equal to 100% of such terminating individual's cash base salary paid for the year ended December 31, 1999.

         (d) In the sole discretion of Buyer or a Buyer Subsidiary, as applicable, payments made by it in full and complete satisfaction of obligations of Seller or Seller Bank under any Seller Employee Plan or under Section 5.11(c) shall be subject to the recipient's delivery to Buyer or a Buyer Subsidiary, as applicable, of (i) a written acknowledgment signed by such recipient that the payment or payments and benefits to be made to him or her is in full and complete satisfaction of all liabilities and obligations thereunder of Seller, Seller Bank, Buyer or any Buyer Subsidiary, and each of their respective affiliates, directors, officers, employees and agents, and (ii) a release by such recipient of all such parties from further liability in connection with the particular Seller Employee Plan or this Agreement, as applicable.

         (e) Subject to the Code and relevant regulations, as of the Effective Time or as soon as practicable thereafter, the loan to the Seller ESOP shall be repaid in full with the cash consideration received from Buyer for the unallocated shares of Seller Common Stock held in the Seller ESOP in the amount equal to the Merger Consideration multiplied by the number of unallocated shares of Seller Common Stock held by the Seller ESOP, and any unallocated portion of the consideration remaining after such repayment shall be allocated to the Seller ESOP accounts of the employees of Seller and its Subsidiaries who are participants and beneficiaries (such individuals hereinafter referred to as the "ESOP Participants") as earnings and not as "annual additions," in accordance with the terms of the Seller ESOP as amended. As of the Effective Time, the Seller ESOP shall be terminated. The current administrator of the Seller ESOP, or another administrator selected by Buyer (subject to consultation with Seller ESOP's then current trustee), shall continue to administer the Seller ESOP subsequent to the Effective Time, and the current Trustee of the Seller ESOP, or such other trustee(s) selected by Buyer (subject to consultation with Seller ESOP's then current trustee) or the administrators, shall continue to be the Trustee subsequent to the Effective Time. Buyer agrees not to amend the Seller ESOP subsequent to the Effective Time in any manner that would change or expand the class of persons entitled to receive benefits under the Seller ESOP. The Parties agree that the Seller ESOP shall be amended to the extent necessary to receive a favorable determination letter from the IRS as to the tax qualified status of the Seller ESOP upon its termination under Section 401(a) and 4975(e)(7) of the Code (the "Final Determination Letter"). Following the receipt of the Final Determination Letter, distributions of the account balances under the Seller ESOP shall be made to the ESOP Participants. From and after the date hereof, in anticipation of such termination and distribution, Buyer and Seller prior to the Effective Time, and Buyer after the Effective Time, shall use their best efforts to apply for and obtain a favorable Final Determination Letter from the IRS. In the event that Buyer and Seller, prior to the Effective Time, and Buyer after the Effective Time, reasonably determine that the Seller ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the Seller ESOP to lose its tax qualified status, Seller prior to the Effective Time and Buyer after the Effective Time shall take such action as they may reasonably determine is necessary to obtain a favorable Final Determination Letter from the IRS and for the distribution of account balances to the ESOP Participants, provided that the assets of the Seller ESOP shall be held or paid solely for the benefit of the ESOP Participants and provided further that in no event shall any portion of the amounts held in the Seller ESOP revert, directly or indirectly, to Seller or any affiliate thereof, or to Buyer or any affiliate thereof unless required by the IRS as a condition to the issuance of a favorable Final Determination Letter. All ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the Seller ESOP determined as of the termination date.

         (f) After prior written notice to the Buyer, Seller shall take all necessary steps to cause the Seller Defined Benefit Plan to be terminated prior to the Effective Time in accordance with applicable law and in a manner that will not result in the imposition of any underfunding liability or responsibility upon Buyer or any of its Subsidiaries; provided, that Seller shall not terminate the Seller Defined Benefit Plan without approval from the Buyer if the Seller Defined Benefit Plan has an outstanding underfunded liability. The Parties agree that the Seller Defined Benefit Plan shall be amended to the extent necessary to receive a favorable determination letter from the IRS as to the tax qualified status of the Seller Defined Benefit Plan upon its termination under Section 401(a) of the Code.

5.12     Company Merger

         Buyer and Seller shall take, and shall cause their Subsidiaries to take, all necessary and appropriate actions to make it possible for the Company Merger to be authorized, agreed to, and accomplished immediately after the Corporate Merger, or at such other time as may be determined by Buyer in its sole discretion.

5.13     Bank Merger

         Buyer and Seller shall take, and shall cause their Subsidiaries to take, all necessary and appropriate actions to make it possible for the Bank Merger to be authorized, agreed to, and accomplished immediately after the Corporate Merger, or at such other time thereafter as may be determined by Buyer in its sole discretion.

5.14     Organization of Merger Sub

         Buyer shall cause Merger Sub to be organized under the PBCL as soon as practicable hereafter. Following the organization, the Board of Directors of Merger Sub shall approve this Agreement and the transactions contemplated hereby, whereupon Merger Sub shall become a party to, and be bound by, this Agreement, and Buyer shall approve this Agreement in its capacity as the sole stockholder of Merger Sub.

5.15     Conforming Entries

         (a) Seller recognizes that Buyer may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable laws, from and after the date of this Agreement to the Effective Time, Seller and Buyer shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Seller and the Seller Subsidiaries to those policies of Buyer, as specified in each case in writing to Seller, based upon such consultation and subject to the conditions in Section 5.15(c) below.

         (b) Subject to applicable laws and regulations, Seller and Buyer shall consult and cooperate with each other with respect to determining, as specified in a written notice from Buyer to Seller, based upon such consultation and subject to the conditions in Section 5.15(c) below, the amount and the timing for recognizing for financial accounting purposes Seller's expenses of the Merger and the restructuring charges relating to or to be incurred in connection with the Merger.

         (c) Subject to applicable laws and regulations, Seller shall (i) establish and take such reserves and accruals at such time as Buyer shall reasonably request to conform Seller's loan, accrual and reserve policies to Buyer's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are reasonably requested by Buyer; provided, however, that on the date such reserves, accruals and charges are to be taken, Buyer shall certify to Seller that all conditions to Buyer's obligation to consummate the Merger set forth in Sections 6.1 and 6.3 hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to Buyer's obligation to consummate the Merger) have been satisfied or waived; and provided, further, that Seller shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

         (d) No reserves, accruals or charges taken in accordance with this
Section 5.15 may be a basis to assert a violation of a breach of a representation, warranty or covenant of Seller herein.

5.16     Integration of Policies

         During the period from the date hereof to the Effective Time, Seller and Seller Bank shall, and shall cause their directors, officers and employees to, and shall make all reasonable efforts to cause their respective data processing service providers to, cooperate and assist Buyer in connection with an electronic and systematic conversion of all applicable data regarding Seller to Buyer's system of electronic data processing. In furtherance of the foregoing, Seller shall make reasonable arrangements during normal business hours to permit representatives of Buyer to train Seller and Seller Bank employees in Buyer's system of electronic data processing.

5.17     Disclosure Supplements

         From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

5.18     Failure to Fulfill Conditions

         In the event that either of the Parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party. Each Party will promptly inform the other Party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of such transactions.

5.19     Environmental Reports

         Seller shall have furnished to Buyer before the date of this Agreement any environmental reports related to any property owned or being used by Seller. Buyer, at its sole discretion, may obtain, as soon as reasonably practical, but not later than 30 days after the date hereof (or within ten days after the acquisition of lease of any real property acquired or leased after the date hereof), a report of a phase one environmental investigation on real property owned or leased by Seller or its Subsidiaries (but excluding space in office or retail and similar establishments leased by Seller or its subsidiaries for automatic teller machines or bank branch facilities or other office uses where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one investigation in Buyer's reasonable opinion, Seller shall provide to Buyer, within 40 days of the receipt by Seller of the request of Buyer therefor, a report of a phase two investigation on properties requiring such additional study. Buyer shall have 5 business days to request Seller to obtain a phase two investigation report. Buyer shall have 5 business days from the receipt of any such phase two investigation report to notify Seller of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonably likely to be required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $150,000 as reasonably estimated by an environmental expert retained for such purpose by Buyer and reasonably acceptable to Seller, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then Buyer shall have the right pursuant to
Section 7.1 hereof, for a period of ten business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be Buyer's sole remedy in such event. The costs of the phase one and phase two investigations, if any, shall be borne by Buyer.

5.20     Transaction Expenses of Seller

         (a) For planning purposes, the Seller (as Previously Disclosed) has provided Buyer with its estimated budget of transaction-related expenses reasonably anticipated to be payable by the Seller in connection with the Agreement based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. The Seller shall promptly notify the Buyer if or when it determines that it will expect to exceed its budget.

         (b) Promptly after the execution of this Agreement, the Seller shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within 30 days. The Seller shall accrue and/or pay all of such amounts as soon as possible.

         (c) The Seller shall cause its professionals to render monthly invoices within 30 days after the end of each month. The Seller shall advise the Buyer monthly of all out-of-pocket expenses which the Seller has incurred in connection with the Agreement.

         (d) The Seller, in reasonable consultation with the Buyer, shall make all arrangements with respect to the printing and mailing of the Proxy Statement.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1      Conditions Precedent - Buyer and Seller

         The respective obligations of Buyer and Seller to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

         (a) All corporate action necessary to authorize the execution and delivery of this Agreement and completion of the Corporate Merger shall have been duly and validly taken by Buyer, Merger Sub and Seller, including adoption of this Agreement by the requisite vote of the shareholders of Seller.

         (b) All approvals and consents from any Governmental Entity the approval or consent of which is required for the completion of the Corporate Merger shall have been received and all statutory waiting periods in respect thereof shall have expired; and Buyer, Buyer Bank, Seller and Seller Bank shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the completion of the Corporate Merger and the failure of which to obtain would have the effects set forth in the following proviso clause; provided, however, that no approval or consent referred to in this

Section 6.1(b) shall be deemed to have been received if it shall include any nonstandard condition or requirement that, in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Buyer that had such condition or requirement been known, Buyer, in its reasonable judgment, would not have entered into this Agreement.

         (c) None of Buyer, Buyer Bank, Merger Sub, Seller or Seller Bank shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal completion of the Corporate Merger.

         (d) No proceeding initiated by any Governmental Entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Corporate Merger shall be pending.

6.2      Conditions Precedent - Seller

         The obligations of Seller to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Seller pursuant to Section 7.4 hereof.

         (a) The representations and warranties of Buyer set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation and warranty which specifically relates to an earlier date.

         (b) Buyer shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Effective Time.

         (c) Buyer shall have delivered to Seller a certificate, dated the date of the Closing and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

         (d) Buyer shall have furnished Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to Buyer as Seller may reasonably request.

         (e) Opinion of Counsel. Buyer shall have received an opinion of counsel, dated the Closing Date, in form and substance reasonably satisfactory to Seller, substantially to the effect set forth in Exhibit 6.2(e) hereto.

6.3      Conditions Precedent - Buyer

         The obligations of Buyer to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Buyer pursuant to Section 7.4 hereof.

         (a) The representations and warranties of Seller set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation and warranty which specifically relates to an earlier date.

         (b) Seller shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Effective Time.

         (c) Seller shall have delivered to Buyer a certificate, dated the date of the Closing and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

         (d) Seller shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to Seller as Buyer may reasonably request.

         (e) No more than 15% the outstanding shares of Seller Common Stock shall be Dissenting Shares.

         (f) Opinion of Counsel. Buyer shall have received an opinion of counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, substantially to the effect set forth in Exhibit 6.3(f) hereto.

         (g) Merger Related Expense. Seller shall have provided Buyer with an accounting of all merger related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date. The merger related expenses of Seller other than printing expenses (which are within the control of Buyer), shall be reasonable, taking into account normal and customary billing rates, fees and expenses for similar transactions.

         (h) Voting Agreements. Each of the Seller's directors have entered into a voting agreement, a form of which is attached as Exhibit 6.3(h), hereto.

                                   ARTICLE VII
                        TERMINATION, WAIVER AND AMENDMENT

7.1      Termination

         This Agreement may be terminated:

         (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

         (b) at any time on or prior to the Effective Time, by Buyer in writing if Seller has, or by Seller in writing if Buyer has, breached any covenant or undertaking contained herein or any representation or warranty contained herein, unless such breach has been cured within 30 days after written notice of such breach;

         (c) at any time, by either Buyer or Seller in writing, (i) if any application for prior approval of a Governmental Entity which is necessary to consummate the Corporate Merger is denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, unless within the 25-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the Corporate Merger;

         (d) at any time, by either Buyer or Seller in writing, if the shareholders of Seller do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof) unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Effective Time; and

         (e) by either Buyer or Seller in writing if the Effective Time has not occurred by the close of business on December 31, 2000, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in breach of such party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Corporate Merger to be consummated by such date.

         (f) by Buyer to the extent provided by Section 5.19, by giving timely written notice thereof to Seller.

         For purposes of this Section 7.1, termination by Buyer also shall be deemed to be termination on behalf of the Merger Sub.

7.2      Effect of Termination

         (a) Each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, provided that notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall be released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

         (b) In order to induce Buyer, the Buyer Bank and Merger Sub to enter into this Agreement and as a means of compensating Buyer, the Buyer Bank and Merger Sub for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with this Agreement and the transactions contemplated hereby, the Seller and Seller Bank agree that if this Agreement is terminated by the Buyer in accordance with Section 7.1(b) the Seller will upon demand pay to Buyer or Buyer Bank in immediately available funds $377,000, inclusive of any other amounts that may otherwise be due and payable in accordance with Section 7.2 hereunder.

         If this Agreement is terminated by the Buyer in accordance with Section 7.1(d) or (e) and prior to such termination a Termination Event, as defined in paragraph (c) of this Section 7.2, shall have occurred, the Seller will upon demand pay to Buyer or Buyer Bank in immediately available funds $377,000, inclusive of any other amounts that may otherwise be due and payable in accordance with Section 7.2 hereunder; provided however, no such payment shall be due or payable hereunder prior to the Seller and/or the Seller Bank either receiving a publicly announced bona fide offer from a third party prior to the date of Seller's shareholder meeting, which offer is not publicly withdrawn prior to such meeting, and subsequently failing to receive shareholder approval of the Agreement or the Seller and/or Seller Bank entering into a written definitive agreement with a third party with respect to a Takeover Proposal either prior to the meeting of the shareholders of Seller to approve the Agreement or within 15 months after termination of the Agreement or within such 15 month period any third- party person or entity acquires 25% or more of the Seller Common Stock. "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving the Seller or any Seller Subsidiary or for the acquisition of a ten percent (10%) or greater equity interest in Seller or any Seller Subsidiary, or for the purchase, lease or other acquisition of a substantial portion of the assets of Seller or any Seller Subsidiary (other than loans or securities sold in the ordinary course of business).

         (c) For purposes of this Agreement, a Termination Event shall mean either of the following:

                           (i) The Seller or any Seller Subsidiary, without
having received Buyer's prior written consent, shall have entered into a written agreement to engage in a Takeover Proposal with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder) other than Buyer or any affiliate of Buyer (the term "affiliate" for purposes of this Agreement having the meaning assigned thereto in Rule 405 under the Securities Act) or the Board of Directors of the Seller shall have recommended that the shareholders of the Seller approve or accept any Takeover Proposal with any person other than Buyer or any affiliate of Buyer; or

                           (ii) After a bona fide written proposal is made by
any person other than Buyer or any affiliate of Buyer to the Seller or its shareholders to engage in a Takeover Proposal and is publicly disclosed, either
(A) the Seller shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Buyer to terminate this Agreement, or
(B) the holders of Seller Common Stock shall not have approved this Agreement at the Seller's shareholder meeting described in Section 5.2 of this Agreement, a proxy statement has not been mailed to the holders of Seller Common Stock as a result of the Board of Directors' exercise of its fiduciary duties as set forth in Section 5.2 of this Agreement, such shareholder meeting shall not have been held in a timely manner or shall have been postponed, delayed or enjoined prior to termination of this Agreement except as a result of a judicial or administrative proceeding or the Seller's Board of Directors shall have (i) withdrawn or modified in a manner materially adverse to Buyer the recommendation of the Seller's Board of Directors with respect to this Agreement, or announced or disclosed to any third party its intention to do so or (ii) failed to recommend, in the case of a tender offer or exchange offer for the Seller Common Stock, against acceptance of such tender offer or exchange offer to its shareholders or takes no position with respect to acceptance of such tender offer or exchange offer by its stockholders.

         (d) In the event that this Agreement is terminated pursuant to Section
7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 5.4(b) and this
Section 7.2, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (c), (d), or (e) shall not relieve the breaching party from any liability or damages arising out of its willful breach of any provision of this Agreement giving rise to such termination.

7.3      Survival of Representations, Warranties and Covenants

         All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including the covenants set forth in Sections 2.6, 2.8, 5.9, 5.10 and 5.11 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Buyer or Seller (or any director, officer or controlling person of either thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including any shareholder or former shareholder of either Buyer or Seller.

7.4      Waiver

         Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Seller) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed after shareholders of Seller have approved this Agreement, shall not modify either the amount or form of the consideration to be provided hereby to the holders of Seller Common Stock upon completion of the Corporate Merger or otherwise materially adversely affect such shareholders without the approval of the shareholders who would be so affected.

7.5      Amendment or Supplement

         This Agreement may be amended or supplemented at any time by mutual agreement of the Parties hereto, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and authorized by or under the direction of the Board of Directors of each of the Parties hereto.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1      Entire Agreement

         This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the Parties hereto, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Sections 5.9, 5.10 and 5.11 hereof.

8.2      No Assignment

         None of the Parties hereto may assign any of its rights or obligations under this Agreement to any other person.

8.3      Notices

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

         If to Buyer:

                  Fidelity Bancorp, Inc.
                  1009 Perry Highway
                  Pittsburgh, PA  15237-2105
                  Attn: William L. Windisch, President
                  Fax:  412-364-6504

         With a required copy to:

                  Malizia Spidi & Fisch, PC
                  1301 K Street, NW, Suite 700 East
                  Washington, DC  20005
                  Attn: Samuel J. Malizia, Esq.
                  Fax:  202-434-4661
                  E-Mail: mail@malizialaw.com

         If to Seller:

                  Pennwood Bancorp, Inc.
                  683 Lincoln Avenue
                  Bellevue, PA  15202
                  Attn: Paul S. Pieffer, President
                  Fax:  412-761-7828

         With a required copy to:

                  Elias, Matz, Tiernan & Herrick L.L.P.
                  734 15th Street, NW
                  Washington, DC  20005
                  Attn: Raymond A. Tiernan, Esq.
                        Gerald F. Heupel, Jr., Esq.
                  Fax:  202-347-2172

8.4      Alternative Structure

         Notwithstanding any provision of this Agreement to the contrary, Buyer may, with the written consent of Seller, which shall not be unreasonably withheld, at any time modify the structure of the acquisition of Seller set forth herein, provided that (i) the consideration to be paid to the holders of Seller Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (ii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Entities or any other condition to the obligations of Buyer set forth in Sections 6.1 and 6.3 hereof.

8.5      Interpretation

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.6      Counterparts

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7      Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction.

8.8      Severability

         Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

8.9      Standard of Materiality

         No representation or warranty shall be deemed untrue or incorrect, and no Party shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty has had or is reasonably likely to have a Material Adverse Effect on the Party making such representation or warranty.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                     PENNWOOD BANCORP, INC.
Attest:



/s/ James W. Kihm                    By: /s/ Paul S. Pieffer
------------------------------           --------------------------
Secretary                                S. Pieffer, President


                                     FIDELITY BANCORP, INC.
Attest:

/s/ Richard L. Barron                By: /s/ William L. Windisch
-----------------------------            --------------------------
Secretary                                William L. Windisch, President

                                                                      APPENDIX B

                                   DRAFT ONLY


Date


Board of Directors
Pennwood Bancorp, Inc.
Pennwood Savings Bank
683 Lincoln Avenue
Bellevue, PA 15202

Members of the Board:

Pennwood Bancorp, Inc. has requested an update to our oral opinion, as an independent financial advisor to Pennwood Bancorp, Inc. ("Pennwood") and its wholly owned subsidiary Pennwood Savings Bank, Bellevue, Pennsylvania (the "Bank"), as to the fairness, from a financial point of view to the common shareholders of Pennwood, of the cash consideration proposed in the Agreement and Plan of Merger dated February 18, 2000 (the "Agreement"), pursuant to which Pennwood will be acquired by Fidelity Bancorp, Inc. ("Fidelity"). FinPro previously provided the Pennwood Board with an oral opinion on February 16, 2000 that the cash consideration offered was fair, from a financial point of view, to the shareholders of Pennwood.

Pursuant to the Agreement and discussions with management, 100% of the issued and outstanding shares of Pennwood common stock will be acquired for cash by Fidelity. The cash consideration will be $13.10 per share of Pennwood common stock.

The merger will be accounted for under the purchase method of accounting. The merger will be taxable to shareholders receiving cash (the "Merger Consideration").

FinPro, Inc. ("FinPro") provides investment banking services to the bank and thrift industry, including appraisals and valuations of bank and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of and experience with the Pennsylvania bank and thrift market and financial institutions operating in that market. The Pennwood Board chose FinPro because of its expertise, experience and familiarity with the bank and thrift industry.

In connection with its updated opinion, FinPro reviewed and considered, among other things:

(i)     the Agreement and exhibits thereto;
(ii)    changes in the market for bank and thrift stocks;
(iii)   the performance of Fidelity common stock;
(iv)    trends and changes in the financial condition of Pennwood;
(v) the level of nonperforming loans and corresponding level of the loan loss allowance of Pennwood;

(vi) the most recent annual report to shareholders and annual report on form 10-K of Pennwood and Fidelity
(vii)   quarterly reports on form 10-Q of Pennwood and Fidelity;
(viii)  the budget and long range operating plans of Pennwood;
(ix)    recent regulatory exam reports of the Bank and Fidelity Savings Bank;
(x)     the minutes of meetings the of Board of Directors of Pennwood;
(xi) the directors' and officers' liability and blanket bond insurance policies for Pennwood; and
(xii) other market data, studies and analyses that were considered appropriate.

In rendering its updated opinion, FinPro did not independently verify the financial data provided by or on behalf of Pennwood and Fidelity, but instead relied upon and assumed the accuracy and completeness of the data provided.

We have also had discussions with the management of Pennwood and Fidelity regarding their respective financial results and have analyzed the most current financial data available on Pennwood and Fidelity. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of Pennwood and Fidelity to discuss the foregoing information with them.

We have considered certain financial data of Pennwood and have compared that data with similar data for other thrift institutions and their holding companies which have recently merged or been acquired. Furthermore, we have considered the financial terms of these business combinations involving said thrift institutions and their holding companies.

In reaching our updated opinion, we took into consideration the financial benefits of the proposed transaction to Pennwood shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by Pennwood and Fidelity, it is our opinion as of this date, that the proposed Merger Consideration is fair and equitable to Pennwood shareholders from a financial point of view.

Pennwood retained FinPro to act as independent financial advisor, to render general advisory services and also to specifically advise Pennwood in connection with its merger and acquisition activities. Pursuant to its engagement, FinPro has been paid a fee for rendering its oral and written fairness opinions relating to the merger at the February 16, 2000 and February 18, 2000 meetings of the Pennwood Board. In addition, Pennwood will pay FinPro a transaction fee equal to 2.0% of the aggregate value of the consideration to be paid by Fidelity in the Merger, net of the fees already paid thereby for rendering its fairness opinion.

Prior to being retained as Pennwood's financial advisor, FinPro has provided consulting and professional services to Pennwood including strategic planning assistance. The revenues derived from these services are insignificant when compared to the firm's total gross revenues.


                                        Respectfully Submitted,

                                        DRAFT

                                        FinPro, Inc.
                                        Liberty Corner, New Jersey

                                                                      APPENDIX C


           PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED,
                     PROVISIONS FOR DISSENTING SHAREHOLDERS


SUBCHAPTER D.--DISSENTERS RIGHTS.

SECTION 1571. APPLICATION AND EFFECT OF SUBCHAPTER.

         (a) GENERAL RULE.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

                  Section 1906(c) (relating to dissenters rights upon special treatment).

                  Section 1930 (relating to dissenters rights).

                  Section 1931(d) (relating to dissenters rights in share exchanges).

                  Section 1932(c) (relating to dissenters rights in asset transfers).

                  Section 1952(d) (relating to dissenters rights in division).

                  Section 1962(c) (relating to dissenters rights in conversion).

                  Section 2104(b) (relating to procedure).

                  Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

                  Section 2325(b) (relating to minimum vote requirement).

                  Section 2704(c) (relating to dissenters rights upon election).

                  Section 2705(d) (relating to dissenters rights upon renewal of election).

                  Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

                  Section 7104(b)(3) (relating to procedure).

         (b) EXCEPTIONS.--(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:


                           (i) listed on a national securities exchange; or

                           (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

                  (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                           (i) Shares converted by a plan if the shares are not
                  converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

                           (ii) Shares of any preferred or special class unless
                  the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

                           (iii) Shares entitled to dissenters rights under
                  section 1906(c) (relating to dissenters rights upon special treatment).

                  (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

         (c) GRANT OF OPTIONAL DISSENTERS RIGHTS.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

         (d) NOTICE OF DISSENTERS RIGHTS.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

                  (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

                  (2) a copy of this subchapter.

         (e) OTHER STATUTES.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

         (f) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.--This subchapter may not be relaxed by any provision of the articles.

         (g) CROSS REFERENCES.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

SECTION 1572. DEFINITIONS.

         The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

         "CORPORATION." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

         "DISSENTER." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

         "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

         "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

SECTION 1573. RECORD AND BENEFICIAL HOLDERS AND OWNERS.

         (a) RECORD HOLDERS OF SHARES.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

         (b) BENEFICIAL OWNERS OF SHARES.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

SECTION 1574. NOTICE OF INTENTION TO DISSENT.

         If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

SECTION 1575. NOTICE TO DEMAND PAYMENT.

         (a) GENERAL RULE.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

                  (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

                  (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

                  (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

                  (4) Be accompanied by a copy of this subchapter.

         (b) TIME FOR RECEIPT OF DEMAND FOR PAYMENT.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

SECTION 1576. FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

         (a) EFFECT OF FAILURE OF SHAREHOLDER TO ACT.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

         (b) RESTRICTION ON UNCERTIFICATED SHARES.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

         (c) RIGHTS RETAINED BY SHAREHOLDER.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

SECTION 1577. RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.

         (a) FAILURE TO EFFECTUATE CORPORATE ACTION.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

         (b) RENEWAL OF NOTICE TO DEMAND PAYMENT.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

         (c) PAYMENT OF FAIR VALUE OF SHARES.--Promptly after effectuation of the proposed corporation action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

                  (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

                  (2) A statement of the corporation's estimate of the fair value of the shares.

                  (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

         (d) FAILURE TO MAKE PAYMENT.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value.

SECTION 1578. ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.

         (a) GENERAL RULE.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

         (b) EFFECT OF FAILURE TO FILE ESTIMATE.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

SECTION 1579. VALUATION PROCEEDINGS GENERALLY.

         (a) GENERAL RULE.--Within 60 days after the latest of:

                  (1) Effectuation of the proposed corporate action;

                  (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

                  (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

         (b) MANDATORY JOINDER OF DISSENTERS.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

         (c) JURISDICTION OF THE COURT.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

         (d) MEASURE OF RECOVERY.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

         (e) EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60- day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

SECTION 1580. COSTS AND EXPENSES OF VALUATION PROCEEDINGS.

         (a) GENERAL RULE.-- The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

         (b) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

         (c) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.


SECTION 1930. DISSENTERS RIGHTS.

         (a) GENERAL RULE.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

         (b) PLANS ADOPTED BY DIRECTORS ONLY.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

         (c) CROSS REFERENCES.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

                                                                     APPENDIX D

                                VOTING AGREEMENT
                         CERTIFICATE OF THE DIRECTORS OF
                             PENNWOOD BANCORP, INC.

         Reference is made to the Agreement and Plan of Merger between Fidelity Bancorp, Inc. ("Fidelity") and Pennwood Bancorp, Inc. ("Pennwood"), dated as of February 18, 2000 (the "Agreement"). Capitalized terms used herein have the meanings given to them in the Agreement.

         Each of the following persons, being all of the directors of Pennwood, will, subject to a Material Adverse Effect as to Pennwood or Fidelity and the exercise of their fiduciary duties, vote or cause to be voted all shares of Seller Common Stock which are owned by such person, or over which such person exercises full voting control (other than shares with respect to which such person exercises control in a fiduciary capacity, as to which no agreement is made hereby), in favor of the Agreement at the meeting of stockholders of Pennwood called to vote on the approval of the Agreement.


/s/ C. Joseph Touhill                    /s/ Paul S. Pieffer
---------------------------              ---------------------------
C. Joseph Touhill                        Paul S. Pieffer


/s/ Mary M. Frank                        /s/ John B. Mallon
---------------------------              ----------------------------
Mary M. Frank                            John B. Mallon


/s/ Robert W. Hannan                     /s/ Michael Kotyk
---------------------------              ----------------------------
Robert W. Hannan                         Michael Kotyk


/s/ H.J. Zoffer
---------------------------
H.J. Zoffer

PENNWOOD BANCORP, INC.                                           REVOCABLE PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENNWOOD BANCORP, INC. (THE "COMPANY") FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
ON        , 2000, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

        The undersigned stockholder of the Company hereby appoints the Board of Directors of the Company or any successors thereto as proxies, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of the Company held of record by the undersigned at the close of business on April 7, 2000 at the special meeting of stockholders to be held at the main office of Pennwood Bancorp, Inc. located at 683 Lincoln Avenue,
Pittsburgh, Pennsylvania on      ,      , 2000, at      : .m., Eastern Time, or
at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Special Meeting and Proxy Statement and upon such other matters as may properly come before the special meeting.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

        The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement for the special meeting.

            PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
                     AND RETURN IT IN THE ENCLOSED ENVELOPE.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 1.


1. Approval of the Agreement and Plan of Merger, dated as of February 18, 2000, by and between Pennwood Bancorp, Inc. and Fidelity Bancorp, Inc. (the "Merger Agreement"), pursuant to which Pennwood Bancorp, Inc. will be acquired by Fidelity Bancorp, Inc.


        [  ]FOR          [  ]AGAINST            [  ]ABSTAIN

        In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.


                                             Dated:               , 2000
                                                   ---------------

                                             ---------------------------

                                             ---------------------------
                                             Signature(s)


                                             PLEASE SIGN EXACTLY AS YOUR NAME
                                             APPEARS HEREON. WHEN SHARES ARE
                                             HELD JOINTLY, ONLY ONE HOLDER NEED
                                             SIGN. IF SIGNING AS ATTORNEY,
                                             EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                             GUARDIAN, PLEASE INCLUDE YOUR FULL
                                             TITLE. CORPORATE OR PARTNERSHIP
                                             PROXIES SHOULD BE SIGNED BY AN
                                             AUTHORIZED OFFICER.